Execution Version

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.2

EXCLUSIVE LICENSE AND OPTION AGREEMENT

by and between

FibroGen, Inc.

and

HiFiBiO (HK) Limited (d.b.a. HiFiBiO Therapeutics)

Dated as of June 16, 2021

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 LICENSES AND EXCLUSIVITY		13
2.1	License to FibroGen	13
2.2	License to HFB	13
2.3	Sublicensing	13
2.4	Subcontractors	14
2.5	No Implied Licenses; Retained Rights	14
2.6	Third Party In-Licenses	14
2.7	Technology Transfer	14
2.8	Exclusivity	16
2.9	FibroGen License Options	17
ARTICLE 3 GOVERNANCE		19
3.1	Alliance Manager	19
3.2	Joint Steering Committee	19
3.3	Resolution of JSC Disputes	21
3.4	Dissolution of JSC	22
ARTICLE 4 DEVELOPMENT		22
4.1	Development Plans	22
4.2	Work Plans	22
4.3	FibroGen Development Responsibilities	23
4.4	Development Diligence Obligations	23
4.5	HFB Development Responsibilities	23
4.6	Development Records	23
4.7	Development Reports	23
ARTICLE 5 REGULATORY		24
5.1	Regulatory Responsibilities	24
5.2	Regulatory Filings; Ownership	24
5.3	Interactions with Regulatory Authorities	24
5.4	Option Programs	24
ARTICLE 6 MANUFACTURING		24
6.1	Manufacturing	24

i

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

ARTICLE 7 COMMERCIALIZATION		25
7.1	Commercialization Responsibilities	25
7.2	Commercialization Diligence Obligations	25
7.3	Commercialization Report	25
ARTICLE 8 FINANCIALS		25
8.1	Upfront Payment	25
8.2	Option Exercise Payment	25
8.3	Milestone Payments	26
8.4	Royalties	27
8.5	Sublicense Revenue	28
8.6	Upstream License Costs	28
8.7	Books and Records; Audit Rights	28
8.8	Taxes	29
ARTICLE 9 INTELLECTUAL PROPERTY		31
9.1	Background Technology	31
9.2	Ownership	31
9.3	Prosecution, Maintenance & Enforcement	32
9.4	Defense and Settlement of Third Party Claims	34
9.5	Enforcement	34
9.6	Trademarks	35
9.7	CREATE Act	35
9.8	Patent Right Extensions; Regulatory Exclusivity	36
ARTICLE 10 REPRESENTATIONS, WARRANTIES, AND COVENANTS		36
10.1	Mutual Representations, Warranties, and Covenants	36
10.2	Representations and Warranties by HFB	37
10.3	HFB Covenants	40
10.4	Mutual Covenants	41
10.5	NO OTHER REPRESENTATIONS OR WARRANTIES	41
ARTICLE 11 INDEMNIFICATION		42
11.1	Indemnification by HFB	42
11.2	Indemnification by FibroGen	42
11.3	Indemnification Procedures	43
11.4	Limitation of Liability	43

ii

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

11.5	Insurance	44
ARTICLE 12 CONFIDENTIALITY		44
12.1	Confidentiality; Exceptions	44
12.2	Authorized Disclosure	45
12.3	Prior Agreement	46
12.4	Residual Knowledge	46
12.5	Publications	47
ARTICLE 13 TERM AND TERMINATION		47
13.1	Term	47
13.2	Termination by FibroGen	47
13.3	Termination for Cause	47
13.5	Termination for Patent Challenge	49
13.6	Effects of Termination	49
13.7	Survival	51
ARTICLE 14 DISPUTE RESOLUTION		52
14.1	Dispute Resolution	52
14.2	Injunctive Relief	53
ARTICLE 15 MISCELLANEOUS		54
15.1	Entire Agreement; Amendment	54
15.2	Force Majeure	54
15.3	Notices	54
15.4	No Strict Construction; Headings	56
15.5	Interpretation	56
15.6	Assignment	57
15.7	Change of Control	57
15.8	Performance by Affiliates	57
15.9	Further Actions	57
15.10	Severability	57
15.11	No Waiver	58
15.12	Independent Contractors	58
15.13	Counterparts	58
15.14	Choice of Law	58

iii

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXCLUSIVE LICENSE AND OPTION AGREEMENT

THIS EXCLUSIVE LICENSE AND OPTION AGREEMENT (this “Agreement”) is entered into as of June 16, 2021 (the “Effective Date”) by and among HiFiBiO (HK) Limited (d.b.a. HiFiBiO Therapeutics), a limited company organized and existing under the laws of Hong Kong, with a registered address at Room 303, Third Floor, St. George’s Building, 2 Ice House Street, Central, Hong Kong (“HFB”), and FibroGen, Inc., a Delaware corporation having its principal place of business at 409 Illinois St., San Francisco, CA 94158 (“FibroGen”). HFB and FibroGen are referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, HFB and its Affiliates Control certain Patent Rights and Know-How relating to the Gal-9 Licensed Program;

WHEREAS, HFB and its Affiliates Control certain Patent Rights and Know-How relating to, and are conducting research and Development with respect to, compounds and products directed to CCR8, CXCR5, and other targets.

WHEREAS, HFB desires to grant, and FibroGen desires to receive, an exclusive license under such Patent Rights and Know-How to permit FibroGen to Exploit Licensed Compounds and Licensed Products directed to Gal-9 in the Territory.

WHEREAS, HFB desires to grant, and FibroGen desires to receive, an exclusive option to receive an exclusive license to Exploit (a) Licensed Compounds and Licensed Products directed to CCR8, (b) Licensed Compounds and Licensed Products directed to CXCR5 or, (c) in the event FibroGen does not wish to exercise such option with respect to (a) or (b), Licensed Compounds and Licensed Products that are directed to a target that is the subject of another program Controlled by HFB and selected by the Parties.

NOW THEREFORE, the Parties agree as follows:

Article 1
DEFINITIONS

1.1

“Acceptance” means, (a) with respect to an IND in the United States, the later of (i) the occurrence of [*] following the FDA’s receipt of such IND if the FDA does not place a clinical hold with respect to such IND filing in such [*] period or (ii) if the FDA places a clinical hold with respect to such IND during such [*] period, the FDA’s notification of the lifting of such clinical hold and (b) with respect to an IND in a country other than the United States, the clearance of such IND in accordance with applicable law such that the Clinical Trial may be Initiated based on such IND in such jurisdiction.

1.2

“Accounting Standards” means International Financial Reporting Standards (IFRS) or U.S. Generally Accepted Accounting Principles (GAAP), as generally and consistently applied throughout a Party’s organization.

1.3	“Additional Third Party IP” has the meaning set forth in Section 2.6 (Third Party In-Licenses).
1.4

“Affiliate” means, with respect to a Party, a Person that controls, is controlled by, controlling or is under common control with such Party, but only for so long as such control will continue. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by”, “controlling” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.5	“Agreement” has the meaning set forth in the Preamble.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.6	“Alliance Manager” has the meaning set forth in Section 3.1 (Alliance Manager).
1.7	“Arbitration Forum” has the meaning set forth in Section 14.1(b) (Dispute Resolution).
1.8	“Arising Know-How” has the meaning set forth in Section 9.2(a)(i) (Arising Technology).
1.9	“Arising Patent Rights” has the meaning set forth in Section 9.2(a)(i) (Arising Technology).
1.10	“Arising Technology” has the meaning set forth in Section 9.2(a)(i) (Arising Technology).
1.11	“Bankruptcy Code” has the meaning set forth in Section 13.4 (Termination for Bankruptcy).
1.12

“Bankruptcy Event” means, with respect to a Person, such person makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts generally as they become due, files or consents to the filing of a petition for bankruptcy or insolvency, the appointment of any receiver, liquidator, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, or files a petition or answer or consent seeking under the laws of any jurisdiction any proceeding for its insolvency, bankruptcy, reorganization, adjustment of debt, arrangement, dissolution, liquidation, or any case or action is taken against such Person by a third person in furtherance of any of the foregoing and such case or action by a third person is not dismissed within [*].

1.13	“Bankruptcy Laws” has the meaning set forth in Section 13.4 (Termination for Bankruptcy).
1.14

“Biosimilar Product” means, with respect to a particular Licensed Product in a particular country, a product on the market in such country commercialized by any Third Party that is not an Affiliate or Sublicensee of FibroGen and that did not purchase such product in a chain of distribution that included any of FibroGen or its Affiliates or Sublicensees, that (a) is approved by the applicable Regulatory Authority, under any then-existing laws and regulations in the applicable country pertaining to approval of products with no clinically meaningful differences as a “generic”, “biosimilar”, or “interchangeable” version (or terms of similar meaning) of such Licensed Product, which approval uses such Licensed Product as a reference product and relies on or references any information in the approval application for such Licensed Product, or (b) is otherwise recognized by the applicable Regulatory Authority as a “generic”, “biosimilar” or “interchangeable” product (or other term of similar meaning) with no clinically meaningful differences to such Licensed Product.

1.15

“BLA” means a Biologics License Application submitted to the FDA pursuant to Section 351 of the Public Health Service Act, 42 U.S.C. § 262, and 21 C.F.R § 601.2 as these provisions may be amended from time-to-time (or its successor statute or regulation), for purposes of obtaining Regulatory Approval for a biological product in the United States, or any equivalent filing in a country or regulatory jurisdiction other than the United States.

1.16	“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in San Francisco, CA or Hong Kong are required by applicable law to remain closed.
1.17

“Calendar Quarter” means a period of three consecutive months ending on the last day of March, June, September, or December, respectively, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 after the Effective Date, and the last Calendar Quarter shall end on the last day of the applicable Royalty Term or the Term, as applicable.

1.18

“Calendar Year” means a period of 12 consecutive months beginning on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Year shall commence on January 1 of the year, end on the last day, of the applicable Royalty Term or the Term, as applicable.
1.19	“CCR8” means [*].
1.20	“CCR8 Option Program” means the program of Development of the Option Compounds and Option Products Directed To CCR8.
1.21

“cGMP” means applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the applicable laws the Territory corresponding to (a) through (c) above, each as may be amended and applicable from time to time.

1.22	“Chairperson” has the meaning set forth in Section 3.2(a) (Joint Development Committee).
1.23

“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of any Third Party immediately prior to such transaction, owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, in each of (a) through (c) through one or more related transactions.

1.24	“Claim” has the meaning set forth in Section 11.3 (Indemnification Procedures).
1.25

“Clinical Trial” means a study in humans to obtain information regarding a product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such product, including a Phase I Clinical Trial, Phase II Clinical Trial, and Phase III Clinical Trial.

1.26	“CMO” means a contract manufacturing organization.
1.27

“Combination Product” means a Licensed Product that is sold for a single invoice price and is either (a) approved by the applicable Regulatory Authority to be sold in the form of a combination that contains or comprises a Licensed Compound together with one or more other therapeutically active pharmaceutical agents (whether coformulated or copackaged or otherwise sold for a single invoice price), or (b) together with any (i) [*] or (ii) [*] related to a Licensed Compound, but excluding any of (i) or (ii) for which [*] of an independent Licensed Product (such additional therapeutically active pharmaceutical agent and each of (i) and (ii), an “Other Component”); or (c) defined as a “combination product” under 21 C.F.R. §3.2(e) or its foreign equivalent.

1.28

“Commercialization,” “Commercializing,” or “Commercialize” means any and all activities directed to the marketing, promotion, medical affairs, distribution, offering for sale, sale, having sold, importing, having imported, exporting, having exported, or other commercialization of a pharmaceutical or biological product, but excluding activities directed to Manufacturing or Development. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.29

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or its Affiliate with respect to any Development or Commercialization objective, obligation, activity, or goal related to a Licensed Product under this Agreement, those efforts and resources that a [*] would normally devote to accomplishing such objective, obligation, activity or goal, based on the specific product and conditions then prevailing and taking into account efficacy, safety, product labeling, profitability, supply chain considerations, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, and all other relevant factors, including technical, financial, legal, scientific and/or medical factors and, in any case, that such Party shall assign a budget and responsibility for such task or obligation to employees or contractors of such Party who are held accountable for executing such task or obligation and for monitoring such budget and progress on an ongoing basis. [*]

1.30	“Competitive Activities” has the meaning set forth in Section 2.8(a) (Exclusivity Covenant).
1.31

“Competitive Product” means, with respect to HFB, any [*], and, with respect to FibroGen, any [*], or in the event of the Replacement Option Election, the [*], provided that if (i) FibroGen does not provide an Option Exercise Notice in respect of a given Option Program prior to the expiration of the Option Term for such Option Program or (ii) a Licensed Program becomes a Terminated Licensed Program, then “Competitive Products” will cease to include any [*] that is the subject of such Option Program or Terminated Licensed Program.

1.32	“Confidential Information” has the meaning set forth in Section 12.1 (Confidentiality; Exceptions).
1.33	“Continuing Technology Transfer” has the meaning set forth in Section 2.7(b) (Continuing Technology Transfer).
1.34

“Control” or “Controlled” means (a) the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (i) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (ii) with respect to Patent Right, Regulatory Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Right, Regulatory Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((i) and (ii)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party or incurring any additional payment obligations to a Third Party unless the other Party agrees in writing to be bound by the applicable portion of such payment obligation; and (b) with respect to any product, the possession by a Party of the ability (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant a license or sublicense of Patent Rights that claim such product or proprietary Know-How that is used in connection with the Exploitation of such product. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Patent Rights, Know-How, or product that, prior to the consummation of a Change of Control of such Party, are owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party or that merges or consolidates with such Party after the Effective Date as a result of such Change of Control.

1.35

“Cover,” “Covering,” or “Covered” means, when used to refer to the relationship between a particular Patent Right and particular subject matter, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in, or is otherwise claimed by, such Patent Right.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.36	“CPA Firm” has the meaning set forth in Section 8.7(a) (Books and Records; Audit Rights).
1.37	“CREATE Act” means the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3).
1.38	“CXCR5” means [*].
1.39	“CXCR5 Option Program” means the program of Development of the Option Compounds and Option Products Directed To CXCR5.
1.40	“Defaulting Party” has the meaning set forth in Section 13.3(c) (Disputes Regarding Material Breach).
1.41

“Develop” or “Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biological products, including (a) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biological product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biological product regarding the foregoing, but excluding activities directed to Manufacturing or Commercialization. Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biological product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biological product in such region). “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.42	“Development Plan” has the meaning set forth in Section 4.1 (Development Plan).
1.43	“Diligence Milestone” has the meaning set forth in Section 4.4 (Development Diligence Obligations).
1.44	“Directed To” means, as used with respect to a given compound or product and a given target, [*].
1.45	“Disclosure Letter” has the meaning set forth in Section 10.2 (Representations and Warranties by HFB).
1.46	“Effective Date” has the meaning set forth in the Preamble.
1.47	“EMA” means the European Medicines Agency and any successor agency thereto.
1.48

“Exclusive Target” means each of (a) Gal-9 and (b) after the Option Exercise Date with respect thereto: (i) CXCR5 Option Program, CXCR5; (ii) CCR8 Option Program, CCR8; and (iii) in the event of the Replacement Option Election, Replacement Option Program, the Replacement Target, except for a target to which a Terminated Licensed Program was Directed To.

1.49

“Executive Officer” means (a) in the case of FibroGen, the chief executive officer of FibroGen, and (b) in the case of HFB, the chief executive officer of HFB, neither of whom will be a member of the JSC.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.50	“Existing Nondisclosure Agreement” means the Amended and Restated Mutual Confidential Disclosure Agreement entered into by FibroGen, HFB, and HiFiBiO Inc., effective as of [*].
1.51	“Existing Patent Rights” has the meaning set forth in the definition of Licensed Patent Rights.
1.52

“Exploit” and “Exploitation” means Develop, have Developed, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit. “Exploiting” will be construed accordingly.

1.53	“FD&C Act” has the meaning set forth in Section 1.76 (IND).
1.54	“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
1.55	“FibroGen” has the meaning set forth in the Preamble.
1.56	“FibroGen Arising Patent Rights” has the meaning set forth in Section 9.2(a)(i) (Arising Technology).
1.57	“FibroGen Background Technology” has the meaning set forth in Section 9.1 (Background Technology).
1.58	“FibroGen CMO” has the meaning set forth in Section 2.7(a) (Initial Technology Transfer).
1.59	“FibroGen Indemnitees” has the meaning set forth in Section 11.1 (Indemnification by HFB).
1.60	“Field” means any and all uses.
1.61

“First Commercial Sale” means, with respect to a Licensed Product in a country or region in the Territory, the first sale to a Third Party of such Licensed Product in such country or region after receipt of Regulatory Approval and, [*]. First Commercial Sale excludes any sale or other distribution of a Licensed Product for promotional or advertising purposes, Clinical Trials, preclinical trials, or other Development purposes, free samples, named patient use, compassionate use, patient assistance, expanded access, or charitable use.

1.62

“FTE Rate” means beginning on the Effective Date, [*] per year. The FTE Rate is subject to annual increases beginning on January 1, 2022 to reflect percentage increase in the Consumer Price Index for the US City Average (all items) for the prior Calendar Year and similarly calculated year to year for each subsequent Calendar Year.

1.63	“Gal-9” means [*].
1.64	“Gal-9 Licensed Program” means the program of Development and Commercialization of the Licensed Compounds and Licensed Products Directed To Gal-9.
1.65

“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 54 (Financial Disclosure of Clinical Investigators), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent applicable laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.66

“GLP” means all applicable Good Laboratory Practice standards for nonclinical studies, including, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as set forth in 21 C.F.R. Part 58, and the equivalent applicable laws in the Territory, each as may be amended and applicable from time to time.

1.67	“HFB” has the meaning set forth in the Preamble.
1.68	“HFB Arising Patent Rights” has the meaning set forth in Section 9.2(a)(i) (Arising Technology).
1.69	“HFB Arising Technology” has the meaning set forth in Section 9.2(a)(i) (Arising Technology).
1.70	“HFB Background Technology” has the meaning set forth in Section 9.1 (Background Technology). For clarity, HFB Background Technology includes [*].
1.71	“HFB Screening Know-How” means Know-How owned or Controlled by HFB prior to or during the Term relating to HFB’s [*].
1.72	“HFB Screening Patent Rights” means all Patent Rights owned or Controlled by HFB prior to or during the Term claiming, in whole or in part, any HFB Screening Know-How.
1.73	“HFB Screening Technology” means HFB Screening Know-How and HFB Screening Patent Rights.
1.74	“HFB Indemnitees” has the meaning set forth in Section 11.2 (Indemnification by FibroGen).
1.75	“[*]” has the meaning set forth in Section 14.1(b) (Dispute Resolution).
1.76

“IND” means (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act, as amended (and any successor regulation) (the “FD&C Act”) and applicable regulations promulgated thereunder by the FDA, or (b) an equivalent application or other authority pursuant to the laws and regulations of equivalent Regulatory Authority in any other regulatory jurisdiction, which is necessary to initiate or conduct Clinical Trials of a pharmaceutical or biological product in humans in such jurisdiction.

1.77	“Indemnified Party” has the meaning set forth in Section 11.3 (Indemnification Procedures).
1.78	“Indemnifying Party” has the meaning set forth in Section 11.3 (Indemnification Procedures).
1.79	“Initial Technology Transfer” has the meaning set forth in Section 2.7(a) (Initial Technology Transfer).
1.80	“Initiation” or “Initiated” means, with respect to a Clinical Trial of a product, the first dosing of the first human subject pursuant to the applicable protocol for such Clinical Trial.
1.81	“Joint Arising Know-How” has the meaning set forth in Section 9.2(a) (Arising Technology).
1.82	“Joint Arising Patent Rights” has the meaning set forth in Section 9.2(a)(i) (Arising Technology).
1.83	“Joint Arising Technology” has the meaning set forth in Section 9.2(a)(i) (Arising Technology).
1.84	“Joint Steering Committee” and “JSC” have the meaning set forth in Section 3.2(a) (Formation; Composition).
1.85

“Know-How” means any data, results, and information not generally known to the public of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, clinical and non-clinical data, regulatory filings and regulatory submission documents and summaries, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures and any other know-how, and any physical embodiments of any of the foregoing.

1.86	“License Option” has the meaning set forth in Section 2.9(a) (Grant of Options).
1.87

“Licensed Compound” means (a) the compound designated by HFB internally as [*], and any other compound Controlled by HFB or its Affiliates that is Directed To Gal-9, (b) after the Option Exercise Date for each Option Program, all compounds that are Directed To the Exclusive Target that is the subject of such Option Program, and (c) any [*] the compounds set forth in the foregoing clause (a) or (b) that is Directed To the applicable Exclusive Target.

1.88	“Licensed Know-How” means [*].
1.89

“Licensed Patent Rights” means any and all Patent Rights, [*], Controlled by HFB or any of its Affiliates [*] that are [*] to Exploit any Licensed Compound or Licensed Product in the Field in the Territory, [*]. All Licensed Patent Rights existing [*] are listed on Schedule 1.89 (Existing Patent Rights) (the “Existing Patent Rights”).

1.90

“Licensed Product” means any product that contains a Licensed Compound, alone or in combination with one or more therapeutically active pharmaceutical or biological ingredients, in all forms, presentations, compositions, dosages, and formulations. A Licensed Product will be deemed the same Licensed Product if it contains all the same therapeutically active pharmaceutical or biological ingredients.

1.91

“Licensed Program” means the Gal-9 Licensed Program and, after the Option Exercise Date for each Option Program, the CCR8 Option Program, CXCR5 Option Program, and in the event of the Replacement Option Election, the Replacement Option Program, as applicable, but not a Terminated Licensed Program.

1.92	“Licensed Technology” means Licensed Know-How, Licensed Patent Rights, and HFB’s and its Affiliates’ interest in the Joint Arising Technology.
1.93

“Loss of Market Exclusivity” means, on a Licensed Product-by-Licensed Product and country-by-country basis, (a) one or more Biosimilar Products for which such Licensed Product is the reference product have obtained Regulatory Approval and are being legally marketed in such country; and (b) such Biosimilar Products sold in such country achieve, on an aggregate basis, at least [*].

1.94	“Major Market Country” means any one of the following countries: [*].
1.95

“Manufacture” or “Manufacturing” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, release for distribution, shipping, or storage of any pharmaceutical or biological product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development or Commercialization. “Manufacturing” will be construed accordingly.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.96

“NDA” means a New Drug Application submitted to the FDA pursuant to section 505(b)(1) of the FD&C Act, 21 U.S.C. 355(B)(1), and 21 C.F.R.§ 314.50 as these provisions may be amended from time-to-time (or its successor statute or regulation), for purposes of obtaining Regulatory Approval for a pharmaceutical product in the United States, or any equivalent filing in a country or regulatory jurisdiction other than the United States.

1.97	“Net Sales” means, with respect to a Licensed Product and [*]

For the avoidance of doubt, [*]

In the case of any [*]

If, on a country-by-country basis [*]

If, on a country-by-country basis [*].

1.98	“New License Agreement” has the meaning set forth in Section 2.3(b) (Survival of Sublicenses).
1.99	“Non-Defaulting Party” has the meaning set forth in Section 13.3(c) (Disputes Regarding Material Breach).
1.100

“Option Compound” means (a) any compound Controlled by HFB or its Affiliates Directed To CCR8, (b) any compound Controlled by HFB or its Affiliates Directed To CXCR5, and (c) following the Replacement Option Election, any compound Controlled by HFB or its Affiliates Directed To the Replacement Target.

1.101	“Option Data Package” means, with respect to each Option Program, the information and materials set forth on Schedule 1.101 (Option Data Package).
1.102	“Option Exercise Date” has the meaning set forth in Section 2.9(e) (Exercise of a License Option).
1.103	“Option Exercise Notice” has the meaning set forth in Section 2.9(e) (Exercise of a License Option).
1.104	“Option Exercise Payment” has the meaning set forth in Section 8.2 (Option Exercise Payment).
1.105	“Option Know-How” [*]
1.106	“Option Notice” has the meaning set forth in Section 2.9(c)(i) (Delivery).
1.107	“Option Notice Delivery Date” has the meaning set forth in Section 10.2 (Representations and Warranties by HFB).
1.108	“Option Patent Rights” has the meaning set forth in Section 10.2(f) (Option Technology).
1.109

“Option Product” means any product that contains an Option Compound, alone or in combination with one or more therapeutically active pharmaceutical ingredients, in all forms, presentations, compositions, dosages, and formulations.

1.110	“Option Program” means the CCR8 Option Program, CXCR5 Option Program, or following the Replacement Option Election, the elected Replacement Option Program, as applicable.
1.111	“Option Technology” means Option Know-How and Option Patent Rights.
1.112	“Option Term” has the meaning set forth in Section 2.9(e) (Exercise of a License Option)
1.113	“Other Component” has the meaning set forth in Section 1.27 (Other Component).
1.114	“Party” and “Parties” have the meaning set forth in the Preamble.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.115

“Patent Challenge” means any challenge to the validity or enforceability of a Licensed Patent Right or HFB Screening Patent Right used to generate any Licensed Compound, including by (a) filing a declaratory judgment action in which the applicable Licensed Patent Right or HFB Screening Patent Right is alleged to be invalid or unenforceable, (b) becoming party to an interference with the applicable Licensed Patent Right or HFB Screening Patent Right pursuant to 35 U.S.C. §135 or (c) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against the applicable Licensed Patent Right or HFB Screening Patent Right, or petitioning for any form of administrative or judicial (or arbitration) review of the applicable Licensed Patent Right or HFB Screening Patent Right, including post-grant review, inter partes review, or opposition proceedings; provided that the term Patent Challenge shall not include a response to a claim or allegation that FibroGen, its Affiliates or Sublicensees infringes or may infringe any Patent Rights owned or Controlled by HFB, any of its Affiliates, or any of their respective successors or assigns, including in inter partes, post grant review proceedings, oppositions, nullity proceedings, reissue proceedings, reexamination proceedings, and other similar proceedings before the U.S. Patent & Trademark Office or other agency or tribunal in any jurisdiction, or in any arbitration or litigation.

1.116

“Patent Right” means (a) any national, regional, or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application, or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent, and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination, and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, or any importation, revalidation, confirmation or introduction patent, or registration patent or patent of additions to any such foregoing patent application or patent.

1.117

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Regulatory Authority, or any other entity not specifically listed in this definition.

1.118

“Phase I Clinical Trial” means a clinical trial in humans conducted under an IND that generally provides for the first introduction into humans, whether healthy volunteers or patients, of a pharmaceutical or biological product with the primary objectives of evaluating safety, metabolism, pharmacokinetic properties, or clinical pharmacology of such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.119

“Phase II Clinical Trial” means a clinical trial in humans conducted under an IND that is intended to explore the safety, dose ranging, or preliminary efficacy of a pharmaceutical or biological product that is designed to generate sufficient data to commence a Phase III Clinical Trial for a particular indication(s) in patients with the disease or condition for which such product is intended, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region. Notwithstanding anything to the contrary set forth in this Agreement, treatment of patients as part of [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.120

“Phase III Clinical Trial” means a clinical trial in humans of a pharmaceutical or biological product conducted under an IND that is performed to gain evidence with statistical significance of the efficacy of such product for particular indication(s) in patients with the disease or condition for which the product is intended, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of a BLA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region. Notwithstanding anything to the contrary set forth in this Agreement, treatment of patients as part of [*].

1.121

“Pricing and Reimbursement Approval” means the later of (a) the approval, agreement, determination, or governmental decision establishing a price for a pharmaceutical or biological product that can be legally charged to consumers, if required in a given jurisdiction or country for the Commercialization of such pharmaceutical or biological product in such jurisdiction or country; and (b) the approval, agreement, determination, or governmental decision establishing the level of reimbursement for a pharmaceutical or biological product that will be reimbursed by governmental authorities, in the case of either (a) or (b) if [*] of such pharmaceutical or biological product in such jurisdiction or country.

1.122	“Product Marks” has the meaning set forth in Section 9.6 (Trademarks).
1.123

“Regulatory Approval” means all approvals necessary for the sale of a product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements. Regulatory Approvals include approvals by Regulatory Authorities of [*], NDAs and BLAs and all [*].

1.124

“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable governmental authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing and Reimbursement Approval of a product in such country or regulatory jurisdiction.

1.125

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patent Rights, including rights conferred in the U.S. under the FD&C Act, the Public Health Service Act, and the Biologics Price Competition and Innovation Act, including pediatric exclusivity and orphan drug exclusivity, or rights similar thereto outside the U.S.

1.126

“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority, and documents and records required by such Regulatory Authority to be maintained or held for inspection, that are necessary in order to Develop, Manufacture, market, sell, or otherwise Commercialize a Licensed Compound or Licensed Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, NDAs and BLAs (as applications, but not the approvals with respect thereto).

1.127	“Replacement Option Election” has the meaning set forth in Section 2.9(g)(i) (In Connection with FibroGen Non-Exercise).
1.128	“Replacement Option Program” has the meaning set forth in Section 2.9(g) (Replacement Option Program).
1.129	“Replacement Target” has the meaning set forth in Section 2.9(g) (Replacement Option Program).
1.130	“Royalty” has the meaning set forth in Section 8.4 (Royalties).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.131	“Royalty and Net Sales Report” has the meaning set forth in Section 8.4(b) (Reports; Payment).
1.132

“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing upon the First Commercial Sale of a Licensed Product in a country, and ending upon the later to occur of (a) the expiration in such country of the last to expire of any Valid Claim of a [*] of the Licensed Compound contained in such Licensed Product in such country; (b) [*] after the First Commercial Sale in such country of such Licensed Product; or (c) expiration of [*] for such Licensed Product in such country.

1.133	[*].
1.134	“SEC” has the meaning set forth in Section 12.2(b) (Disclosure to SEC).
1.135	“Standby Letter” has the meaning set forth in Section 2.1 (License to FibroGen).
1.136

“Sublicense Revenue” means, non-refundable sublicense upfront fees and sublicense milestone payments made by Sublicensees to FibroGen or any of its Affiliates in consideration of a grant of a sublicense under the rights licensed to FibroGen pursuant to Article 2 (Licenses and Exclusivity) hereof. Notwithstanding the foregoing, and for the avoidance of doubt, it is understood and agreed that Sublicense Revenue shall exclude (a) royalties, (b) amounts received from any Third Party for the purchase of equity (except for equity premiums), reimbursement for research and development performed by FibroGen or by FibroGen’s subcontractor or delegates (specifically designated in a plan for research and/or development by its agreement with Sublicensee) or by Sublicensee, (c) [*], debt financing, (d) reimbursement for patent costs or other patent related expenses, and (e) [*], (f) [*], and (g)[*].

1.137	“Sublicensee” means any Third Party granted a sublicense by FibroGen under the rights licensed to FibroGen pursuant to Article 2 (Licenses and Exclusivity) hereof.
1.138	“Technology Transfer” has the meaning set forth in Section 2.7(b) (Continuing Technology Transfer).
1.139	“Term” has the meaning set forth in Section 13.1 (Term).
1.140	“Territory” means all countries of the world and all territories and possessions thereof.
1.141	“Termination for Convenience Notice Period” has the meaning set forth in Section 13.2 (Termination by FibroGen).
1.142	“Terminated Licensed Product” has the meaning set forth in Section 13.6 (Effects of Termination).
1.143	“Terminated Licensed Program” has the meaning set forth in Section 13.2 (Termination by FibroGen).
1.144	“Third Party” means any entity other than HFB or FibroGen or their respective Affiliates.
1.145	“Third Party License” has the meaning set forth in Section 2.6 (Third Party In-Licenses).
1.146	“United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.147	“Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment).
1.148	“Upstream License” means any of that certain Sub-License Agreement [*].
1.149	“Upstream License Costs” has the meaning set forth in Section 8.6 (Upstream License Costs).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.150

“Valid Claim” means a claim of (a) an issued, unexpired, and in-force patent, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination, inter partes review, post grant review or disclaimer, opposition procedure, nullity suit, or otherwise, or (b) a pending patent application that has not been finally abandoned, finally rejected, or expired; provided, however, that if a claim of a pending patent application has not issued [*] after the first substantive patent office action considering the patentability of such claim, then such claim will not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

1.151	“VAT” has the meaning set forth in Section 8.8(e) (VAT).
1.152	“Work Plan” has the meaning set forth in Section 4.2 (Work Plans).

Article 2
LICENSES AND EXCLUSIVITY

2.1

License to FibroGen. Subject to the terms and conditions of this Agreement, HFB hereby grants to FibroGen an exclusive (even as to HFB and each of its Affiliates), transferable (as permitted in accordance with Section 15.6 (Assignment)) license, with the right to sublicense (as permitted in accordance with Section 2.3 (Sublicensing)), under the Licensed Technology, to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory. FibroGen acknowledges that, subject to and except as set forth in the Standby Letter entered into contemporaneously with this Agreement by and among FibroGen, HFB and [*] (the “Standby Letter”), termination of the Upstream License will result in the automatic termination of the license under this Section 2.1 (License to FibroGen) with respect to the Licensed Patent Rights that are licensed to HFB under the Upstream License. FibroGen may, within [*] of termination of the Upstream License, provide written notice to [*] of its willingness to continue Exploiting Licensed Products.

2.2

License to HFB. Subject to the terms and conditions of this Agreement, FibroGen hereby grants to HFB, a non-exclusive, non-transferable (except as permitted as permitted in accordance with Section 15.6 (Assignment)) license, with no right to sublicense, under the Licensed Technology, solely to perform the Development activities that are allocated to HFB under each Work Plan, provided that HFB shall have the right to subcontract Development activities as permitted in Section 2.4 (Subcontractors).

2.3	Sublicensing.
(a)

Sublicensing Rights. FibroGen may grant sublicenses of the rights granted to it under Section 2.1 (License to FibroGen) through multiple tiers to any of its Affiliates and to one or more Sublicensees. Within [*] of entering into any sublicense, FibroGen shall provide a fully-executed copy of such sublicense; provided that FibroGen may redact confidential terms of such sublicense that are not necessary for HFB to monitor compliance with the terms and conditions of this Agreement. [*]

(b)

Survival of Sublicenses. Upon termination of this Agreement for any reason, for each Sublicensee not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Sublicensee, HFB will enter into a direct license with such Sublicensee on the same applicable terms as this Agreement, taking into account any difference in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

license scope, territory, and duration of sublicense grant (each a “New License Agreement”). Under any New License Agreement between HFB and such former Sublicensee, HFB will not have any obligations under the New License Agreement beyond the obligations contained in this Agreement, provided that HFB will receive the same amounts in consideration under a New License Agreement as HFB would have otherwise received from FibroGen pursuant to this Agreement based on the former Sublicensee’s Exploitation of the Licensed Products.

2.4

Subcontractors. Each Party may perform any of its obligations under this Agreement through one or more subcontractors; provided that (a) the subcontracting Party will not engage any subcontractor that has been debarred by any Regulatory Authority; (b) the subcontracting Party remains fully responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (c) the subcontractor undertakes in writing obligations of confidentiality and non-use applicable to the Confidential Information that are at least as stringent as those set forth in Article 12 (Confidentiality); (d) the subcontractor agrees in writing to assign or grant a sublicensable license to the subcontracting Party to all Know-How and Patent Rights developed or invented by the subcontractor that are necessary or reasonably useful to Develop, Manufacture, or Commercialize any Licensed Compound or Licensed Product; and (e) the subcontracting Party will be liable for any act or omission of any subcontractor that is a breach of any of the subcontracting Party’s obligations under this Agreement as though the same were a breach by the subcontracting Party, and the non-subcontracting Party will have the right to proceed directly against the subcontracting Party without any obligation to first proceed against such subcontractor.

2.5

No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license or other rights, express or implied, under any intellectual property rights (whether by implication, estoppel, or otherwise).

2.6

Third Party In-Licenses. During the Term, if either Party identifies any Patent Right or Know-How owned or controlled by a Third Party that it reasonably believes may be necessary or reasonably useful to Exploit any Licensed Compound in the Field in the Territory, or absent a license or agreement with such Third Party to such intellectual property, would be infringed by the Exploitation of any Licensed Compound in the Field in the Territory (“Additional Third Party IP”), then it will so notify the other Party. As between the Parties, [*], to enter into an agreement with a Third Party to obtain a license, covenant not to sue, or other similar rights under any such Additional Third Party IP within the Territory (a “Third Party License”).

2.7	Technology Transfer.
(a)	Initial Technology Transfer.
(i)

Gal-9 Licensed Program. Within [*] and in accordance with the Technology Transfer plan to be agreed by the JSC and thereafter automatically deemed to be attached hereto as Schedule 2.7(a) (Initial Technology Transfer), HFB will transfer to FibroGen or, at FibroGen’s direction, a CMO designated by FibroGen (a “FibroGen CMO”), electronic copies of all material documents, data (including

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Manufacturing process data), regulatory correspondence, clinical and pre-clinical data, or other Know-How included within the Licensed Know-How existing as of the Effective Date, including but not limited to documents and information (including any CMC records and information), data (including Manufacturing process data), other Licensed Know-How, or activities, in each case, that are in the possession of HFB, its Affiliates or subcontractors and necessary or reasonably useful to Exploit and Manufacture Licensed Compounds and Licensed Products Directed To Gal-9 and to enable FibroGen or such FibroGen CMO to assume the Manufacturing activities of the Licensed Compounds and Licensed Products Directed To Gal-9.

(ii)

Other Licensed Programs. With respect to any Licensed Program other than the Gal-9 Licensed Program, within [*] with respect to such Licensed Program and in accordance with a plan to be agreed between the Parties no later than [*], HFB will transfer to FibroGen and/or, at FibroGen’s direction, a FibroGen CMO, electronic copies of all material documents, data, regulatory correspondence, clinical and pre-clinical data, or other Know-How included within the Licensed Know-How with respect to such Licensed Program existing as of the applicable Option Exercise Date, including but not limited to any documents and information (including any CMC records and information), data (including Manufacturing process data), other Licensed Know-How, or activities, in each case, that are in the possession of HFB, its Affiliates or subcontractors and necessary or reasonably useful to Exploit and Manufacture Licensed Compounds and Licensed Products for such Licensed Program and to enable FibroGen or such FibroGen CMO to assume the Manufacturing activities of Licensed Compounds and Licensed Products for such Licensed Program (the transfer described in the foregoing clauses (i) and (ii) with respect to each Licensed Program, the “Initial Technology Transfer”).

(b)

Continuing Technology Transfer. [*], HFB will promptly notify FibroGen of and transfer to FibroGen or, at FibroGen’s direction, to a FibroGen CMO (if applicable to the Manufacture of Licensed Products) any additional documents, data or other Licensed Know-How, in each case, that is in HFB’s possession or Control and has not been previously transferred to FibroGen or a FibroGen CMO and is necessary or reasonably useful to Exploit and Manufacture Licensed Compounds and Licensed Products for such Licensed Program (the “Continuing Technology Transfer,” and together with the Initial Technology Transfer, the “Technology Transfer”). Notwithstanding anything to the contrary in this Section 2.7(b), [*] HFB will provide to FibroGen or its designee any documents, data or other Licensed Know-How, in each case, that is in HFB’s possession or Control and has not been previously transferred to FibroGen and [*].

(c)

Technical Assistance and Consultation; Costs of Technology Transfer. HFB will reasonably cooperate with FibroGen to facilitate the Technology Transfer to FibroGen or a FibroGen CMO (as applicable). In the course of any Technology Transfer, HFB will provide FibroGen or the applicable FibroGen CMO [*] involved in the Development or Manufacture of the Licensed Compounds to provide FibroGen or the FibroGen CMO with a reasonable level of technical assistance and consultation in connection with all Technology Transfers. [*]

(d)	Third Party Vendors or Contractors. On a Licensed Program-by-Licensed Program basis, at FibroGen’s request, HFB will use Commercially Reasonable Efforts to transfer to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

FibroGen HFB’s relationships with Third Party vendors and contractors that HFB has engaged in the Development or Manufacture of Licensed Compounds and, if any, Licensed Products, by, at FibroGen’s request, introducing FibroGen to such vendors or contractors.

2.8	Exclusivity.
(a)

Exclusivity Covenant. Subject to Section 2.8(b) (HFB Change of Control), Section 2.8(c) (FibroGen Change of Control) and Section 2.8(d) (Acquisition by Either Party), during the Term, the Parties will not, and will ensure that its Affiliates do not, independently, or for or with any Third Party, directly or indirectly, Develop, Manufacture, or Commercialize any Competitive Product in the Territory (or license or otherwise authorize any Third Party to do any of the foregoing) (the “Competitive Activities”) unless agreed in writing by the Parties.

(b)

HFB Change of Control. If HFB or any of its Affiliates undergoes a Change of Control with a Third Party, and such Third Party is (either directly or through an Affiliate, or in collaboration with another Third Party) [*], then it will not be in breach of the restrictions set forth in Section 2.8(a) (Exclusivity Covenant) due to such Change of Control with such a Third Party, and such Third Party may [*] (ii) HFB and its Affiliates institute [*] technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (i) are met, [*].

(c)

FibroGen Change of Control. If FibroGen or any of its Affiliates undergoes a Change of Control with a Third Party, and such Third Party is (either directly or through an Affiliate, or in collaboration with another Third Party) [*], and:

(i)

[*], such Competitive Products [*], then it will not be in breach of the restrictions set forth in Section 2.8(a) (Exclusivity Covenant) due to such Change of Control with such a Third Party, and such Third Party may continue to [*] after such Change of Control; as long as: (x) [*] and (y) FibroGen and its Affiliates institute [*] technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (x) are met, including [*]; or

(ii)

[*], then it will not be in breach of the restrictions set forth in Section 2.8(a) (Exclusivity Covenant) due to such Change of Control with such a Third Party if it does one of following: (x) [*]. FibroGen will notify HFB of its intent to select option (x) or (y) within [*] of such closing of the Change of Control.  Until the divestiture or termination is complete, FibroGen shall ensure that (A) [*], and (B) FibroGen and its Affiliates institutes [*] technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (A) are met, including [*].

(iii)	For clarity, the same stage of Development means with respect to the Competitive Product and the applicable Licensed Compound or Licensed Product: [*].
(d)

Acquisition by Either Party. If either Party or any of its Affiliates merges or consolidates with, or otherwise acquires a Third Party (whether such transaction occurs by way of a sale of assets, merger, consolidation, or similar transaction), and at such time such Third Party is [*] or is engaged in activities that would otherwise constitute a breach of Section 2.8(a) (Exclusivity Covenant), then such Party will not be in breach of Section 2.8(a) (Exclusivity Covenant) if it does one of following: (i) divests, or cause its relevant Affiliates to divest,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

whether by sale, assignment, exclusive license or otherwise, its interest in such [*] or (ii) terminates any further Competitive Activities with respect to such [*].  Until the divestiture or termination is complete, the acquiring Party shall ensure that (A) [*], and (B) such Party and its Affiliates institutes [*] technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (A) are met, [*].

2.9	FibroGen License Options.
(a)

Grant of Options. HFB hereby grants FibroGen, on an Option Program-by-Option Program basis, the exclusive option during the Option Term for each Option Program to obtain an exclusive license to Exploit the Option Compound and Option Products that are the subject of each Option Program in the Field in the Territory (for each Option Program, a “License Option”).

(b)

Data Sharing. During [*], to assist FibroGen in conducting thorough due diligence to decide whether to exercise the License Option for such Option Program, HFB will provide all material data and results in the possession of HFB, its Affiliates or subcontractors from non-clinical and pre-clinical studies for Option Compounds that are the subject of each Option Program as soon as reasonably practicable [*]. In addition, [*], HFB will provide a summary of all material data and results in the possession of HFB, its Affiliates or subcontractors from all non-clinical and pre-clinical studies for Option Compounds for each Option Program. If reasonably requested by FibroGen, HFB will provide to FibroGen and its representatives an [*] in connection with JSC meetings or more frequently as mutually agreed by the Parties.

(c)	Option Notice.
(i)

Delivery. On an Option Program-by-Option Program basis, HFB will deliver to FibroGen [*], and with respect to any Replacement Option Program, [*] pursuant to Section 2.9(g)(ii) (Replacement Option Program Election) (collectively, for each Option Program, an “Option Notice”):

(A)

the Option Data Package for such Option Program, which shall include the information and materials identified in Schedule 1.101 (Option Data Package) whether or not such information and materials have been previously provided to FibroGen pursuant to Section 2.9(b) (Data Sharing);

(B)	electronic copies of all submitted filings to a patent office related to the filing, prosecution and maintenance of any Option Patent Rights;
(C)	a Disclosure Letter for such Option Program;
(D)	a proposed [*] pursuant to Section 4.2 (Work Plans) for such Option Program;
(E)	a list of all Third Party vendors and contractors that HFB has engaged in the conduct of Development or Manufacturing activities for such Option Program; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(F)

[*], the provided information is accurate, and a statement that subject to the disclosures contained in the Disclosure Letter for such Option Program, the representations and warranties of HFB set forth in Section 10.2 (Representations and Warranties of HFB) are [*] with respect to such Option Program [*].

(ii)	Additional Information.
(A)

For [*] following receipt of an Option Notice for an Option Program, FibroGen will have the right to reasonably discuss and request that HFB provide additional data and information pursuant to Section 2.9(c)(i) (Delivery) in its possession with respect to such Option Program. Within [*] following FibroGen’s request, HFB will provide FibroGen with such additional data and information. For clarity, the Option Term with respect to each Option Program will expire [*].

(B)

During [*], upon FibroGen’s request, HFB will provide to FibroGen and its representatives [*], in each case, as FibroGen may reasonably request related to such Option Program to conduct customary and reasonable due diligence of such Option Program.

(iii)

FibroGen Option Decision. If FibroGen makes a final decision not to exercise a License Option for a given Option Program, FibroGen will provide notice to HFB within [*] of such decision and such option shall terminate pursuant to Section 2.9(f) (Termination of a License Option).

(d)

Restrictions. During [*], other than with the prior written consent of (i) FibroGen, which may be withheld in its sole discretion, HFB will not grant to any Third Party any right to Exploit any Option Compound that is the subject of such Option Program in a manner that would conflict with the License Option granted to FibroGen hereunder and (ii) HFB, which may be withheld in its sole discretion, FibroGen and its Affiliates will not engage in any [*] that would conflict with the exclusivity set forth in Section 2.8 (Exclusivity), with respect to such Option Program or the rights granted to FibroGen if FibroGen were to exercise such License Option.

(e)

Exercise of a License Option. FibroGen may exercise the License Option for a given Option Program [*] following delivery of an Option Notice with respect to such Option Program, or that the Parties mutually agree upon (the “Option Term”), by (i) providing HFB with written notice of its exercise with respect thereto (each, an “Option Exercise Notice”) and (ii) paying to HFB the applicable Option Exercise Payment set forth in Section 8.2 (Option Exercise Payment) [*]. From and after the Option Exercise Date for an Option Program, all Option Compounds and Option Products that are the subject of such Option Program will thereafter become Licensed Compounds and Licensed Products, as applicable, for all purposes under this Agreement.

(f)

Termination of Option. If FibroGen (i) provides written notice to HFB pursuant to Section 2.9(c)(iii) (FibroGen Option Decision) or (ii) does not provide an Option Exercise Notice prior to the expiration of the Option Term, in each case, in respect of a given Option Program, then FibroGen’s right to exercise the License Option for such Option Program will terminate. Following termination of any Option Program, including pursuant to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 13.2 (Termination by FibroGen) or 13.3(b) (By HFB), HFB will have no further obligations to FibroGen with respect to such Option Program and this Agreement will terminate with respect to such Option Program, including all Option Compounds and Option Products.

(g)	Replacement Option Program.
(i)

In Connection with FibroGen Non-Exercise. Notwithstanding Section 2.9(f) (Termination of Option), if FibroGen, in its sole discretion, elects not to provide an Option Exercise Notice with respect to either the CCR8 Option Program or the CXCR5 Option Program, then upon FibroGen’s written request prior to the expiration of the later of the CXCR5 Option Term or CCR8 Option Term (“Replacement Option Election”), the Parties will work in good faith to identify one additional program of a [*] that is Controlled by HFB or its Affiliates for inclusion as an Option Program under this Agreement. For clarity, FibroGen may elect [*] for inclusion as an Option Program under this Agreement pursuant to this Section 2.9(g)(i) (FibroGen Non-Election) [*].

(ii)

Replacement Option Program Election. Any program identified by the Parties pursuant to Section 2.9(g)(i) (FibroGen Non-Election) and elected by FibroGen pursuant to the Replacement Option Election for inclusion as an Option Program under this Agreement will automatically become an Option Program for all purposes under this Agreement (each such Option Program, a “Replacement Option Program”, and the target to which any compounds or products under such program are directed, a “Replacement Target”).

(h)

[*] HFB Screening Technology. Notwithstanding anything in this Section 2.9 (FibroGen License Options) or otherwise in this Agreement to the contrary, after the Effective Date, [*], any HFB Screening Know-How, HFB Screening Patent Rights, or any Confidential Information relating thereto.

Article 3
GOVERNANCE

3.1

Alliance Manager. Within [*] of the Effective Date, each Party will appoint an individual (from the Party or from any Affiliate of such Party) who possesses a general understanding of Development issues regarding pharmaceutical and biological products to act as the facilitator of the meetings of the JSC and the first point of contact between the Parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the Parties (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2	Joint Steering Committee.
(a)

Formation; Composition. No later than after [*] after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of an equal number of representatives from each Party (or appointed representatives of any Affiliate of such Party) with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

will consist at all times of an equal number of representatives of each of HFB and FibroGen. Each Party may replace its JSC representatives at any time upon written notice to the other Party. If agreed by the JSC on a case-by-case basis, the JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC and are bound by written obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement. The JSC will be chaired by an HFB representative prior to the first Option Exercise Date with respect to any Option Program, and thereafter by a representative of FibroGen (each, a “Chairperson”). The role of the Chairperson will be to convene and preside at meetings of the JSC. The Chairperson will have no additional powers or rights beyond those held by the other JSC representatives. The Alliance Managers will work with the Chairperson to prepare and circulate agendas and to ensure the preparation of minutes.

(b)	Specific Responsibilities. The JSC will:
(i)	facilitate the provision and exchange of information between the Parties with respect to the Development of the Licensed Compounds and Licensed Products;
(ii)	oversee the identification and Development of Option Compounds and Option Products;
(iii)	oversee development of the Option Notice (and all components thereof) for each Option Program;
(iv)	review, discuss, and determine whether to approve any Technology Transfer plan pursuant to Section 2.7(a) (Initial Technology Transfer) or Work Plan pursuant to Section 4.2 (Work Plans);
(v)	review, discuss, and determine whether to approve any update or amendment to a Work Plan pursuant to Section 4.2(b) (Work Plans);
(vi)	review and discuss any Development reports provided by HFB pursuant to Section 4.7 (Development Reports);
(vii)

establish such additional subcommittees as it deems necessary to achieve the objective and intent of this Agreement, including as necessary to manage the preparation and prosecution of Joint Arising Technology pursuant to Section 9.3(c) (Joint Arising Patent Rights); and

(viii)	perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.
(c)

Meetings. During the Term, the JSC will meet on at least a [*] basis, [*] the JSC will meet on at least a [*] basis, unless otherwise agreed to by the JSC. No later than [*] prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least [*] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, in which event such Party will work with the Chairperson of the JSC to provide the members of the JSC no later than [*] prior to the special meeting with an agenda for the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person, by videoconference or by teleconference. In-person JSC meetings will be held at locations agreed upon by HFB and by FibroGen. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if at least [*] are present or participating (including by videoconference or teleconference) in such meeting. The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings. The Alliance Managers will send draft meeting minutes to each member of the JSC for review and approval within [*] after each JSC meeting. Such minutes will be deemed approved unless [*] members of the JSC objects to the accuracy of such minutes within [*] of receipt.

(d)

Decision-Making. The representatives from each Party on the JSC will have, collectively, [*] vote on behalf of that Party, and all decision making will be by consensus. Disputes at the JSC will be handled in accordance with Section 3.3 (Resolution of JSC Disputes).

3.3	Resolution of JSC Disputes.
(a)

Within the JSC. All decisions within the JSC will be made by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible within [*] days after a Party affirmatively states that a decision needs to be made, then either Party may elect, by written notice to the other Party, to submit such issue to the Parties’ Executive Officers, in accordance with Section 3.3(b) (Referral to Executive Officers).

(b)

Referral to Executive Officers. If a Party makes an election under Section 3.3(a) (Resolution of JSC Disputes; Within the JSC) to refer a matter to the Executive Officers, then the Executive Officers will use good faith efforts to resolve promptly such matter, which good faith efforts will include at least [*] in-person, video or telephonic meeting between such Executive Officers within [*] after the submission of such matter to them.

(c)	Final Decision-Making Authority. If the Executive Officers are unable to reach consensus on any such matter within [*] days after its submission to them, then:
(i)	No Changes. Neither Party will have final decision-making authority with respect to approval of a Work Plan pursuant to Section 4.2(a) (Work Plans).
(ii)	HFB Decisions. HFB will have final decision-making authority with respect to any such matter relating to an Option Program prior to the Option Exercise Date with respect to such Option Program.
(iii)

FibroGen Decisions. FibroGen will have final decision-making authority with respect to any such matter [*], provided that FibroGen cannot require HFB to perform any activities or incur any costs or expenses that are not included in an approved Work Plan (including any amendments made in accordance with this Agreement). For clarity, such final decision-making authority does not apply to any technology transfer pursuant to Section 2.7 (Technology Transfer).

(iv)

Limitations on Decision-Making. Without the other Party’s prior written consent, neither Party may unilaterally make a decision (in exercise of its final decision-making authority on any such matters) that (A) amends, modifies or waives

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

compliance with any term or condition of this Agreement, or expands such Party’s contractual rights or reduces such Party’s contractual obligations under this Agreement, (B) conflicts with this Agreement, or would be reasonably likely to result in a violation of applicable law, the requirement of any Regulatory Authorities, or result in the infringement or misappropriation of intellectual property rights of any Third Party, or (C) is stated to require the agreement or consent of the Parties under Section 3.3(c)(i) (No Changes).

3.4

Dissolution of JSC. The JSC and any subcommittees shall be dissolved on a program-by-program basis upon: (a) with respect to any Licensed Program, the date on which [*] with respect to such Licensed Program, (b) with respect to any Option Program, the expiration of the Option Term for such Option Program without an exercise of the License Option for such Option Program. The JSC and any subcommittees shall be dissolved in their entirety upon FibroGen’s election in accordance with Section 15.7 (Change of Control of HFB). Once the JSC is disbanded with respect to any program, the JSC will have no further obligations under this Agreement with respect to such program and, thereafter, the Alliance Managers will be the points of contact for the exchange of information between the Parties under this Agreement and any references in this Agreement to decisions of the JSC will automatically become references to decisions by and between the Parties in writing, subject to the other terms of this Agreement and consistent with the terms of Section 3.3(c) (Final Decision-Making Authority).

Article 4
DEVELOPMENT

4.1

Development Plans. An outline of all major Development activities to be conducted by FibroGen with respect to the Gal-9 Licensed Program is attached hereto as Schedule 4.1 (Development Plan). Following the Option Exercise Date with respect to any Option Program, FibroGen will provide an updated Development Plan to HFB reflecting all major Development activities to be conducted by FibroGen with respect to the applicable Licensed Program. Additionally, prior to the first Regulatory Approval of a Licensed Product for each Licensed Program in a Major Market Country, FibroGen will provide an updated Development Plan with respect to such Licensed Program to HFB within [*] of each anniversary of the Effective Date based on the currently available information.

4.2	Work Plans.
(a)

Initial Work Plan. HFB will conduct certain Development activities until IND filing with respect to each Licensed Program in accordance with a written plan that includes [*]. [*] prior to the approximate delivery date of an Option Notice with respect to each Option Program, HFB will submit to the JSC a proposed Work Plan to become effective upon the Option Exercise Date for such Option Program. The JSC will review and discuss, and determine whether to approve any such Work Plan in accordance with Section 3.3(c) (Final Decision-Making Authority).

(b)

Updating Work Plan. At least [*] (or more frequently as may be required) prior to dissolution of the JSC with respect to any Licensed Program, the JSC will review and update HFB’s activities under each Work Plan based on the currently available

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

information. Each such update to a Work Plan will become effective and will supersede the previous version of such Work Plan upon approval thereof by the JSC. Additionally, from time to time prior to dissolution of the JSC, either Party may provide to the JSC a proposed amendment to any then-current Work Plan. The JSC will review and discuss, and determine whether to approve any proposed amendment to the Work Plan in accordance with Section 3.3(c) (Final Decision-Making Authority).

4.3

FibroGen Development Responsibilities. During the Term, FibroGen will have the sole right and responsibility for, and will have sole control and authority over, at its sole cost and expense, the Development of the Licensed Compounds and any Licensed Products.

4.4

Development Diligence Obligations. FibroGen will use Commercially Reasonable Efforts to Develop in accordance with the Development Plan, and obtain and maintain Regulatory Approval for, [*] Licensed Product Directed To each Licensed Program in the Field in [*] Major Market Countries. FibroGen shall use Commercially Reasonable Efforts to [*] (each of the events as provided in the foregoing (i) through (iii) are a “Diligence Milestone”). If FibroGen makes a final decision to permanently cease Development of all Licensed Products for a Licensed Program, FibroGen shall give HFB written notice within [*] of such decision and such Licensed Program shall be a Terminated Licensed Program pursuant to Section 13.6 (Effects of Termination).

4.5

HFB Development Responsibilities. Subject to the terms of this Agreement, on an Option Program-by-Option Program basis prior to the Option Exercise Date with respect to such Option Program, HFB will conduct the Development activities with respect to each Option Program, [*]. On a Licensed Program-by-Licensed Program basis, HFB will conduct solely those Development activities allocated to it under the applicable Work Plan for such Licensed Program, [*], subject to any agreed budget set forth in such Work Plan.

4.6

Development Records. Each Party will, and will cause its Affiliates, Sublicensees, and subcontractors to, maintain reasonably complete, current, and accurate records of all Development activities conducted by or on behalf of it and its Affiliates, Sublicensees, and subcontractors, respectively, pursuant to this Agreement. Each Party will maintain all such records relating to the Development of Licensed Compounds and Licensed Products for a period of [*]. HFB will document all non-clinical and preclinical studies in formal written study reports in accordance with GLP, cGMP, and GCP in compliance with ICH Guidelines, as applicable, and in compliance with applicable law. Upon FibroGen’s reasonable request, HFB will, and will cause its Affiliates, Sublicensees, and subcontractors to, allow FibroGen to access, review, and copy such records (including access to relevant databases).

4.7

Development Reports. At each JSC meeting for [*] during which either Party is performing, or having performed, Development activities for any Option Compound, Option Product, Licensed Compound or Licensed Product in the Territory, such Party will provide a report to the other Party (through the JSC) summarizing such Development activities performed during the period since the preceding JSC meeting, such Development activities as are in process, including a summary of the data and results of such Development activities.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Following dissolution of the JSC pursuant to Section 3.4 (Dissolution of JSC), FibroGen will provide to HFB a Development report no later than [*] during the Term summarizing the Development activities performed by or on behalf of FibroGen and its Affiliates and Sublicensees in the Territory for the Licensed Products since the prior such report provided by FibroGen or, in the case of the first such report, since [*] prior to the date upon which the JSC was dissolved pursuant to Section 3.4 (Dissolution of JSC). HFB will have [*] following receipt of such [*] report to reasonably request additional information and a reasonable and prompt opportunity to discuss. Such reports and any additional information provided by a Party regarding Development activities for the Licensed Compounds and Licensed Products, in each case, will be the Confidential Information of the providing Party and subject to the terms of Article 12 (Confidentiality).

Article 5
REGULATORY

5.1

Regulatory Responsibilities. During the Term, FibroGen will have sole responsibility for, and sole decision-making authority over, all regulatory activities and associated costs and expenses for all Licensed Compounds and all Licensed Products in the Field in the Territory.

5.2

Regulatory Filings; Ownership. FibroGen will lead and have sole control over and decision-making authority with respect to preparing and submitting all regulatory filings related to the Licensed Compounds and Licensed Products in the Territory, including all applications for Regulatory Approval in the Territory. FibroGen will own any and all Regulatory Approvals and Regulatory Materials related to the Licensed Compounds and Licensed Products in the Territory, which will be held in the name of FibroGen or its designees. FibroGen will keep HFB informed of receipt of any Regulatory Approvals with respect to any Licensed Products in the Territory. HFB will reasonably cooperate with FibroGen in its efforts to prepare and submit any regulatory submissions to obtain, support, or maintain Regulatory Approvals for the Licensed Products in the Territory and all regulatory activities related to the Exploitation of the Licensed Products in the Territory.

5.3

Interactions with Regulatory Authorities. FibroGen will have the sole right to conduct all communications with Regulatory Authorities in the Territory related to the Licensed Compounds and Licensed Products, including all meetings, conferences, and discussions (including advisory committee meetings).

5.4

Option Programs. During the Option Term for any Option Program, HFB will not submit any regulatory filings related to the Option Compounds or Option Products for such Option Program or conduct any communications with Regulatory Authorities in the Territory related to such Option Compounds or Option Products, in each case, [*].

Article 6
MANUFACTURING

6.1

Manufacturing. During the Term, FibroGen will have the exclusive right to Manufacture and supply the Licensed Compounds and Licensed Products itself or through one or more Affiliates or FibroGen CMOs for Exploitation in the Field in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 7
COMMERCIALIZATION

7.1

Commercialization Responsibilities. FibroGen will have sole control over and decision-making authority with respect to the Commercialization of all Licensed Products in the Territory, including the right to determine the price of the Licensed Products sold in the Territory.

7.2

Commercialization Diligence Obligations. [*]. If, with respect to any Licensed Program, FibroGen ceases all Commercially Reasonable Efforts to Commercialize all Licensed Products within such Licensed Program for [*], such Licensed Program shall be a Terminated Licensed Program and all applicable Licensed Products shall become Terminated Licensed Products; provided that (a) if such cessation is a result of a safety concern, regulatory issue, clinical hold, Force Majeure, or injunction or other operation of law, such [*] period will be extended for [*] any of the foregoing listed in this clause (a) caused [*] and FibroGen is diligently seeking to remedy such issue, such [*] period will be [*] as is reasonably necessary to resolve the [*]. If FibroGen makes a [*] Commercialization of all Licensed Products for a Licensed Program, FibroGen shall give HFB written notice within [*] of such decision and such Licensed Program shall be a Terminated Licensed Program pursuant to Section 13.6 (Effects of Termination).

7.3

Commercialization Report. Within [*], FibroGen will provide to HFB a report summarizing the Commercialization activities performed by or on behalf of FibroGen and its Affiliates and Sublicensees in the Territory for the Licensed Products since the prior such report provided by FibroGen or, in the case of the first such report, since [*] prior to the date upon which the first Regulatory Approval for a Licensed Product in the Territory was granted. HFB will have [*] following receipt of such report to reasonably request additional information and a reasonable opportunity to discuss at a time mutually agreeable to the Parties. Such reports will be Confidential Information of FibroGen and subject to the terms of Article 12 (Confidentiality). FibroGen will provide updates to any such report at each meeting of the JSC.

Article 8
FINANCIALS

8.1

Upfront Payment. No later than [*] after receipt of an invoice from HFB, which invoice may be provided beginning on the Effective Date, FibroGen will pay to HFB a one-time, non-refundable, non-creditable payment in the amount of twenty-five million dollars ($25,000,000) (the “Upfront Payment”) [*].

8.2

Option Exercise Payment. No later than [*] after receipt of an invoice from HFB, which invoice shall be provided as soon as reasonably practicable after FibroGen’s delivery of the Option Exercise Notice for a given License Option for an Option Program, FibroGen will pay to HFB the corresponding one-time, non-refundable, non-creditable payment for

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

such Option Program set forth in Table 8.2 (each, an “Option Exercise Payment”):

Table 8.2 – Option Exercise Payments
	CCR8 Option Program	CXCR5 Option Program	Replacement Option Program
Option Exercise Payment	[*]	[*]	[*]
8.3	Milestone Payments.
(a)

R&D and Regulatory Milestones. FibroGen will make the one-time milestone payments set forth in Table 8.3(a) upon the first achievement by FibroGen or its Affiliates or Sublicensees of the corresponding milestone event by the first Licensed Product for each Licensed Program.

Table 8.3(a) – R&D and Regulatory Milestones for each program
No.	Milestone Event	Milestone Payment
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]
5	[*]	[*]
	Maximum total milestone payments per program	[*]
	Total Maximum	[*]
(b)

Sales Milestones. FibroGen will make the one-time milestone payments set forth in Table 8.3(b) upon the first achievement by FibroGen or its Affiliates or Sublicensees of the corresponding milestone event by the first Licensed Product for each Licensed Program.

Table 8.3(b) – Sales Milestones for each program
No.	Milestone Event	Milestone Payment
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
	Maximum total milestone payments per program	[*]

Each milestone payment under this Section 8.3 (Milestone Payments) is non-refundable and non-creditable and payable only once for each Licensed Program, upon the first achievement by FibroGen or its Affiliate or Sublicensee for a Licensed Product Directed To an Exclusive Target in the Territory that is the subject of each such Licensed Program, notwithstanding whether a Licensed Product achieves the milestone event more than once or whether more than one Licensed Product Directed To an Exclusive Target achieves a milestone event. If any of R&D and regulatory milestones events 2 through 5 are achieved by a given Licensed Product prior to achievement of any of the preceding R&D and regulatory milestone events 1 through 4 for such Licensed Product, all preceding milestone events not previously achieved for such Licensed Product shall be deemed to be achieved and payable upon achievement of the applicable R&D

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

and regulatory milestone events for such Licensed Product. If [*] events are achieved in the same Calendar Quarter or the same Calendar Year, then [*].

FibroGen will provide HFB with written notice of the achievement of the milestone event in this Section 8.3(a) (R&D and Regulatory Milestones) no later than [*] after the achievement of the applicable milestone event by FibroGen or any of its Affiliates, or within [*] after FibroGen has knowledge of the achievement of the applicable milestone event by a Sublicensee. HFB will invoice FibroGen following receipt of such written notice as soon as reasonably practicable and FibroGen will pay the associated milestone payment no later than [*] after the receipt of such invoice. Such payment will be made by wire transfer of immediately available funds into an account designated by HFB.

8.4	Royalties.
(a)

Royalty Rates. On a Licensed Product-by-Licensed Product and country-by-country basis, FibroGen will pay HFB royalties on aggregate annual Net Sales of each Licensed Product in the Territory in a Calendar Year at the royalty rates set forth in Table 8.4(a) until the expiration of the Royalty Term for such Licensed Product on a country-by-country basis (“Royalties”).

Table 8.4(a) – Royalty Rates for Licensed Products
Calendar Year Aggregate Net Sales of a Licensed Product in the Territory	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*].

(b)

Reports; Payment. FibroGen will deliver a written report to HFB showing a calculation of the Royalties and whether a Sales Milestone has been achieved, providing Net Sales in sufficient detail to allow HFB to verify Royalties and achievement of Sales Milestones due in a given Calendar Quarter no later than [*] after the end of each Calendar Quarter (each, a “Royalty and Net Sales Report”). All Royalty payments will be payable concurrently with the delivery of the Royalty and Net Sales Report for the applicable Calendar Quarter. All payments under this Agreement will be payable, in full, in U.S. dollars, regardless of the country(ies) in which such sales are made. For purposes of computing the Royalty of any Licensed Product that is sold in a currency other than United States dollars, such currency will be converted into United States dollars at the median of the buying rate and the selling rate of exchange reported by the Wall Street Journal on the last day for the month in which such sales were recorded.

(c)	Reductions.
(i)

Reduction for Loss of Market Exclusivity. If, on a Licensed Product-by-Licensed Product and country-by-country basis, a Loss of Market Exclusivity for a Licensed Product in any country has occurred [*], then the Royalties due to HFB pursuant to Section 8.4(a) (Royalty Rates) with respect to such Licensed Product in such country will be reduced by [*] of the applicable Royalties that would otherwise be owed on the Net Sales of such Licensed Product in such country under Section 8.4(a) (Royalty Rates) in such Calendar Quarter.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(ii)

Reduction for Additional Third Party IP. With respect to any Third Party License entered into after the Effective Date pursuant to which FibroGen is granted rights under any Additional Third Party IP that is necessary to Exploit a Licensed Product in a country or jurisdiction in the Territory, FibroGen will be entitled to deduct from any Royalties due to HFB pursuant to Section 8.4(a) (Royalty Rates) with respect to that country or other jurisdiction [*] of royalties or other amounts paid to such Third Party under such Third Party License to the extent necessary to Develop and Commercialize a Licensed Compound and allocable or specific to the Licensed Products.

(iii)

Cumulative Reductions Floor. In no event will the Royalties due to HFB under this Agreement in a Calendar Year be reduced by more [*] due to HFB pursuant to Section 8.4(a) (Royalty Rates) that would otherwise be due in such Calendar Year for the Licensed Products as a result of the foregoing reductions.

8.5

Sublicense Revenue. FibroGen will pay to HFB [*] of any Sublicense Revenue received by FibroGen under any sublicense to the extent the sublicense is directed to a Licensed Program for which [*]. No Sublicense Revenue will be owed to HFB by FibroGen with respect to any sublicense to the extent such sublicense is directed to a Licensed Program for which [*]. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any payment is made to FibroGen under a sublicense in consideration for both (a) a sublicense under the Licensed Technology and (b) a license or sublicense under intellectual property rights or materials not licensed to FibroGen under this Agreement, [*]. The Parties will discuss in good faith any dispute by HFB with respect to such [*] and will resolve any issues in accordance with Article 14 (Dispute Resolution).

8.6

Upstream License Costs. [*] responsible for all upfront payments, milestone payments, royalties, or other payments due to the licensor under the Upstream License, as well as any rewards, remuneration, or other amounts payable with respect to inventions and technical achievements required by applicable law to be paid to any Persons for the development or invention of any Licensed Technology (collectively, “Upstream License Costs”). Without limiting the foregoing, if [*] fails to pay any Upstream License Costs or otherwise fails to maintain the Upstream License as required by Section 10.3(b) (Upstream License) and [*].

8.7	Books and Records; Audit Rights.
(a)

HFB will have the right to engage, at its own cost and expense, subject to this Section 8.7 (Books and Records; Audit Rights), an independent nationally recognized public accounting firm in the United States chosen by HFB and reasonably acceptable to FibroGen (which accounting firm will not be the external auditor of HFB, will not have been hired or paid on a contingency basis, and will have experience auditing pharmaceutical companies) (a “CPA Firm”) to conduct an audit of FibroGen for the purposes of confirming FibroGen’s compliance with the payment provisions of this Agreement.

(b)

The CPA Firm will be given access to and will be permitted to examine such books and records of FibroGen as it will reasonably request, upon [*] prior written notice having been given by HFB, during regular business hours, for the sole purpose of determining compliance with the payment provisions of this Agreement. Prior to any such examination taking place, the CPA Firm will enter into a confidentiality agreement reasonably

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

acceptable to FibroGen with respect to the Know-How to which they are given access and will not contain in its report or otherwise disclose to HFB or any Third Party any information labeled by FibroGen as being confidential customer information regarding pricing or other competitively sensitive proprietary information.

(c)

HFB and FibroGen will be entitled to receive a full written report of the CPA Firm with respect to its findings and HFB will provide, without condition or qualification, FibroGen with a copy of the report, or other summary of findings, prepared by such CPA Firm promptly following HFB’s receipt of same. No other information will be provided to HFB. In the event of any dispute between HFB and FibroGen regarding the findings of any such inspection or audit, the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within [*] after delivery to both Parties of the CPA Firm’s report, each Party will [*] internationally recognized independent certified public accounting firm which will resolve the dispute, and such accounting firm’s determination will be binding on both Parties, absent manifest error by such accounting firm.

(d)

Within [*] after completion of the CPA Firm’s audit, FibroGen will pay to HFB any deficiency in the payment amount determined by the CPA Firm and, if the deficiency is at least [*] of the total payment amount, then FibroGen shall pay all costs and expenses associated with the CPA Firm’s audit and any dispute thereof pursuant to Section 8.7(c) (Books and Records; Audit Rights). If the report of the CPA Firm shows that FibroGen overpaid, then FibroGen will be entitled to off-set such overpayment against any Royalty then owed to HFB. If no Royalty is then owed to HFB, then HFB will remit such overpayment to FibroGen.

(e)

HFB’s exercise of its audit rights under this Section 8.7 (Books and Records; Audit Rights) may not (i) be conducted for any Calendar Quarter [*] after the end of such Calendar Quarter to which such books and records pertain, (ii) be conducted more than [*] in any a Calendar Year period (unless a previous audit during such period revealed a material underpayment with respect to such period), or (iii) be repeated for any [*].

8.8	Taxes.
(a)	Taxes on Net Income. Each Party will be solely responsible for the payment of any and all taxes levied on such Party’s net income.
(b)

Tax Withholding. The amounts payable pursuant to this Agreement will not be reduced on account of any taxes, unless required by applicable law. If applicable law requires the withholding of taxes on a payment by FibroGen to HFB under this Agreement, then FibroGen will pay the amount of such taxes to the proper governmental authority in a timely manner and will [*]. FibroGen will promptly (as soon as reasonably available) submit to HFB appropriate proof of FibroGen’s payment of the withheld taxes as well as the official receipts in respect thereof. Notwithstanding the foregoing, to the extent there is an increase in the applicable rate of withholding tax on any payments by FibroGen to HFB, which increase is solely as a result of a change in form or domicile of FibroGen, FibroGen shall pay HFB an amount so that after any such additional withholding tax has been taken into account (including as a result of any withholding tax imposed on the additional amounts payable pursuant to this sentence), HFB shall have received an amount from FibroGen equal to the payment HFB would have received had no such additional withholding tax applied. If HFB delivers to FibroGen or the appropriate governmental

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

authority in the applicable jurisdiction the prescribed forms necessary to reduce the applicable rate of withholding or to relieve FibroGen of its obligation to withhold taxes, FibroGen will [*], as the case may be, provided that FibroGen is in receipt of evidence, in a form reasonably satisfactory to FibroGen (e.g., HFB’s delivery of all applicable documentation) prior to the time that the applicable payments are due.

(c)

Tax Cooperation. The Parties shall cooperate and exercise their reasonable best efforts to ensure that any withholding taxes imposed on payments to HFB are reduced as far as possible under the provisions of any applicable law (including any applicable income tax treaty). If withholding of tax is required from any payment, both parties shall use reasonable efforts to provide sufficient time for the Parties to review the applicable law and establish any available reduction or exemption from such withholding. For purposes of properly determining its withholding tax obligations (if any) in respect of payments to HFB based on sales (such as royalties), FibroGen covenants to maintain records, available for HFB’s review, that support the apportionment of such payments to U.S. sources or non-U.S. sources, as determined for U.S. federal income tax purposes, and as otherwise may be required under the income sourcing rules of other jurisdictions that may impose withholding obligations in respect of such payments. Each Party will cooperate and exercise their reasonable best efforts to enable the recovery, as permitted by applicable law, of withholding taxes, VAT, or similar tax obligations that were paid in respect of payments made under this Agreement, such recovery to be for the benefit of the Party that bore the economic burden of such withholding tax or VAT. Furthermore, the Parties shall reasonably cooperate and provide each other with such forms and information as reasonably may be needed to comply with any applicable tax reporting obligations.

(d)

Certain U.S. Tax Matters. The Parties intend that, for U.S. federal income tax purposes, the license under this Agreement (and the rights transferred upon exercise of the options under this Agreement) represent a sale of intellectual property (i.e., a transfer of all substantial rights in respect of intellectual property as determined for U.S. federal income tax purposes). [*]

(e)

VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that any value added tax, sales tax or similar payment (“VAT”) (in respect of any payments made by FibroGen to HFB under this Agreement) does not represent an unnecessary cost in respect of payments made under this Agreement, including use of available VAT exemptions, zero-ratings, reduced-ratings, suspensions or other reliefs. All sums payable under this Agreement will be exclusive of VAT. If any VAT is owing in any jurisdiction with respect to any such payment, then FibroGen will pay such VAT and HFB will provide to FibroGen tax invoices showing the amount of VAT in respect of such payment in addition to any amounts otherwise payable by FibroGen under this Agreement. Where the prevailing legislation requires the recipient to self-account for VAT (for example, but not limited to, the reverse charge mechanism), then FibroGen covenants it will correctly account for VAT in respect of the transactions under this Agreement upon which VAT is due. HFB agrees that it will raise a tax invoice (or equivalent document) to support the charge to VAT.

8.9

Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [*] in which such payments are overdue; or (b) the maximum rate permitted by applicable law; [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

8.10

No Other Compensation. Other than as explicitly set forth (and as applicable) in this Agreement, neither FibroGen nor any of its Affiliates will be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to or on behalf of HFB or any of its Affiliates under this Agreement.

8.11

Other Amounts Payable. With respect to any amounts owed under this Agreement by a Party to the other Party for which no other invoicing and payment procedure is specified in this Agreement, the payee Party will provide an invoice, together with reasonable supporting documentation, to the paying Party for such amounts owed. The paying Party will pay any undisputed amounts no later [*] after receipt of the invoice, and will pay any disputed amounts owed by the paying Party no later than [*] after resolution of the dispute.

Article 9
INTELLECTUAL PROPERTY

9.1

Background Technology. As between the Parties, (a) HFB will retain all rights, title, and interest in and to any Patent Rights, Know-How, and other intellectual property rights owned or Controlled by HFB or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of HFB or any of its Affiliates during the Term outside of the scope of performance of activities under this Agreement (the “HFB Background Technology”), and (b) FibroGen will retain all rights, title, and interest in and to any Patent Rights, Know-How, and other intellectual property rights owned or Controlled by FibroGen or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of FibroGen or any of its Affiliates during the Term outside of the scope of performance of activities under this Agreement (the “FibroGen Background Technology”). Other than as set forth in Sections 9.3(e) (Licensed Patent Rights) and 9.5 (Enforcement), each Party has the sole right, responsibility, and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations, and other post-grant proceedings originating in a patent office), maintain, and enforce all of their background Patent Rights as follows: (i) FibroGen shall control the Patent Rights within the FibroGen Background Technology, [*] and (ii) HFB shall control Patent Rights within the HFB Background Technology, including HFB Screening Patent Rights, [*].

9.2	Ownership.
(a)	Arising Technology.
(i)

Ownership will follow inventorship for (A) any and all Know-How developed, created, conceived, or reduced to practice during the Term solely by or on behalf of a Party or any of its Affiliates in a Party’s performance of activities under this Agreement with respect to a Licensed Program (“Arising Know-How”) and (B) any Patent Right claiming, in whole or in part, any such Know-How described in clause (A) (the “Arising Patent Rights” and the Arising Know-How and Arising Patent Rights, the “Arising Technology”), with inventorship being determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Arising Know-How invented solely by or on behalf of HFB or any of its Affiliates, and all Arising Patent Rights claiming any such Arising

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Know-How (the “HFB Arising Patent Rights”) will be solely owned by HFB or any of its Affiliates (“HFB Arising Technology”). Arising Know-How invented solely by or on behalf of FibroGen or any of its Affiliates, and all Arising Patent Rights claiming, in whole or in part, any such Arising Know-How (the “FibroGen Arising Patent Rights”), [*] will be solely owned by FibroGen or any of its Affiliates (“FibroGen Arising Technology”). Arising Know-How invented jointly by HFB or any of its Affiliates and FibroGen or any of its Affiliates (“Joint Arising Know-How”), and all Arising Patent Rights claiming, in whole or in part, any such Arising Know-How (the “Joint Arising Patent Rights”) will be jointly owned by both Parties (“Joint Arising Technology”).

(ii)

HFB will promptly disclose to FibroGen any (A) HFB Arising Technology that is Licensed Technology or (B) Joint Arising Technology, as applicable, developed, created, conceived, or reduced to practice by or on behalf of HFB or any of its Affiliates during the Term. FibroGen will promptly disclose to HFB any FibroGen Arising Technology or Joint Arising Technology, as applicable, developed, created, conceived, or reduced to practice by or on behalf of FibroGen or any of its Affiliates during the Term.

(iii)

Each Party will have an undivided one-half (1/2) interest in and to the Joint Arising Technology. Each Party may exercise its ownership rights in and to such Joint Arising Technology, including the right to license and sublicense or otherwise to exploit, transfer, or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other relevant terms and conditions of this Agreement. Each Party hereby [*] is required to effect the foregoing regarding Joint Arising Technology. Each Party, for itself and on behalf of any of its Affiliates, licensees, and Sublicensees, and employees, subcontractors, consultants, and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future, hereby agrees to assign), to the other Party (and the other Party hereby accepts such assignment) a joint and undivided interest in and to all Joint Arising Technology.

(b)

Notwithstanding any provision to the contrary set forth in this Agreement, neither Party may invoke this Agreement as a “joint research agreement” pursuant to the Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) without the prior written consent of the other Party.

9.3	Prosecution, Maintenance & Enforcement.
(a)

FibroGen Arising Patent Rights. FibroGen will have the sole right, responsibility, and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations, and other post-grant proceedings originating in a patent office), and maintain all FibroGen Arising Patent Rights and at its sole cost and expense.

(b)

HFB Arising Patent Rights. HFB will have the sole right, responsibility and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office), and maintain all HFB Arising Patent Rights at its sole cost and expense, provided, that (i) any HFB Arising Patent Rights that are Option Patent Rights will be subject to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 9.3(d) (Option Patent Rights) and any HFB Arising Patent Rights that are Licensed Patent Rights will be subject to Section 9.3(e) (Licensed Patent Rights).
(c)

Joint Arising Patent Rights. FibroGen will have the first right, responsibility, and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations, and other post-grant proceedings originating in a patent office), and maintain all Joint Arising Patent Rights, in the Territory using counsel mutually agreed by the Parties (such agreement not to be unreasonably withheld by either Party), which may [*]. The Parties will use good faith efforts to agree on a mutually acceptable strategy and will coordinate with each other for the prosecution and maintenance of all Joint Arising Patent Rights. If FibroGen decides it is no longer interested in the prosecution or maintenance of a particular Joint Arising Patent Right in any country the Territory, or [*], then it will promptly provide written notice to HFB of such decision. HFB may, upon written notice to FibroGen, assume the prosecution and maintenance of such Patent Rights in such country in the Territory.

(d)

Option Patent Rights. [*], HFB will have the sole right, responsibility and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office), and maintain all Option Patent Rights [*], provided, that, HFB will provide to FibroGen [*] provided by FibroGen with respect thereto. HFB will provide to FibroGen electronic copies of all submitted filings related to any Option Patent Rights as part of the Option Notice in accordance with Section 2.9(c)(i) (Delivery). For the avoidance of doubt, upon the Option Exercise Date with respect to an Option Program, the Option Patent Rights with respect to such Option Program will automatically become Licensed Patent Rights for all purposes under this Agreement, including without limitation Section 9.3(e) (Licensed Patent Rights).

(e)	Licensed Patent Rights.
(i)

[*] If FibroGen declines to file for, prosecute, or maintain (including defending or prosecuting office actions, prosecutions or interferences) any Licensed Patent Right in the Territory, then it will give HFB reasonable notice thereof and thereafter, HFB may, upon written notice to FibroGen and at HFB’s sole cost, control the filing for, prosecution and maintenance of such Licensed Patent Right in the Territory thereafter in accordance with this Section 9.3(e)(i) (Licensed Technology), mutatis mutandis.

(ii)

No later than [*], HFB will (A) provide FibroGen, [*], with electronic copies of documents (including file histories and then current dockets) for the applicable Licensed Patent Rights that are in the file maintained by HFB’s in-house or outside patent counsel for such Patent Rights in the Territory or otherwise available to HFB, including any communications, filings and drafts as well as written notice of any pending deadlines or communications for such Licensed Patent Rights (provided, however, that HFB will provide notice of pending deadlines as promptly as possible after the Effective Date so as to ensure adequate time and coordination with respect to such deadlines), and (B) execute and deliver any legal papers reasonably requested by FibroGen to effectuate transfer of control of the filing, prosecution, and maintenance of the Licensed Patent Rights in the Territory. In the event HFB assumes control of the preparation of, filing for, and prosecution and maintenance (including the defense of any oppositions, interferences, reissue

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

proceedings, re-examinations and other post-grant proceedings originating in a patent office) in the Territory with respect to any Licensed Patent Rights pursuant to Section 9.3(e)(i) (Licensed Patent Rights), then FibroGen will (1) provide HFB with electronic copies of any relevant communications, filings, drafts, and documents not previously provided to HFB as well as written notice of any pending deadlines or communications applicable thereto (including file histories and then current dockets), and (2) execute and deliver any legal papers reasonably requested by HFB to effectuate transfer of control of the filing, prosecution, and maintenance of such Licensed Patent Rights.

(iii)

Each Party will reasonably cooperate with the other Party in the filing, prosecution, defense, and maintenance of the Licensed Patent Rights. Such cooperation includes promptly executing all documents, requiring inventors to be reasonably available to discuss and review applications and other filings, and requiring inventors, subcontractors, employees and consultants and agents of such Party and any of its Affiliates, and for the prosecuting Party and any of its Affiliates and Sublicensees (with respect to FibroGen), to execute all documents, as reasonable and appropriate so as to enable the prosecution and maintenance of any such Licensed Patent Rights.

9.4

Defense and Settlement of Third Party Claims. From and after the Effective Date, if a Third Party asserts that a Patent Right or other right owned by it is infringed by the Exploitation of any Licensed Compound or Licensed Product in the Field in the Territory. Each Party will give the other Party prompt written notice of any allegation by any Third Party that a Patent Right or other right owned by it is infringed by the Exploitation of any Licensed Compound or Licensed Product in the Territory and then the Parties shall confer. FibroGen will have the first right, but not the obligation, to defend against any such assertions at FibroGen’s sole cost or elect to settle such claims (except as set forth below). FibroGen will promptly inform HFB if it elects not to exercise its first right under this Section 9.4 (Defense and Settlement of Third Party Claims) to defend against such assertion and, following discussion with FibroGen, [*], HFB will have the second right, but not the obligation, to defend against any such assertions at HFB’s sole cost. The other Party and any of its Affiliates will assist the defending Party and cooperate in any such litigation at the defending Party’s request. The other Party may join any defense pursuant to this Section 9.4 (Defense and Settlement of Third Party Claims), with its own counsel, [*]. The defending Party or any of its Affiliates may settle or consent to the entry of any judgment in any enforcement action hereunder without the other Party’s prior consent; provided, however, that any such settlement or consent judgment will not, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), impose any liability or obligation on the other Party or any of its Affiliates.

9.5	Enforcement.
(a)

Enforcement and Cooperation. If in the Territory, (i) HFB or FibroGen becomes aware of any actual or suspected infringement of any Licensed Patent Right or Joint Arising Patent Right, or (ii) any such Licensed Patent Right or Joint Arising Patent Right is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or re-examinations, which are addressed in Section 9.3(e) (Licensed Patent

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Rights)), then such Party will notify the other Party promptly, and following such notification, the Parties will confer. FibroGen will have the first right, but will not be obligated, to defend any such action or proceeding in the Territory or bring an infringement action with respect to such infringement in the Territory [*]. FibroGen will promptly inform HFB if it elects not to exercise its first right under this Section 9.5(a) (Enforcement and Cooperation) to defend any such action in the Territory or proceeding or to bring an infringement action, and HFB will thereafter have the second right, but will not be obligated, to defend any such action or proceeding in the Territory or bring an infringement action with respect to such infringement in the Territory [*]. HFB will keep FibroGen reasonably informed of all developments in any action or proceeding. Regardless of which Party exercises its right this Section 9.5(a) (Enforcement and Cooperation), the other Party and its Affiliates will reasonably assist such enforcing Party in any action or proceeding being defended or prosecuted if so requested, and will agree to be named in the filing or join in such action or proceeding if requested by such enforcing Party. If the other Party elects to be represented by legal counsel, then the enforcing Party will bear all of such Party’s related and reasonable legal costs and expenses if the other Party is required to be named in the filing or joined in such action or proceeding or is joined in such action or proceeding at the enforcing Party’s request.

(b)

Damages. In the event that either Party exercises the rights conferred in this Section 9.5 (Enforcement) and recovers any damages, payments, or other sums in such action or proceeding or in settlement thereof, then such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by such enforcing Party in connection therewith (including attorney’s fees). [*]

9.6

Trademarks. FibroGen will have the sole right to brand the Licensed Products in the Territory using trademarks, logos, and trade names that it determines appropriate, which may vary by region or within a region (the “Product Marks”). FibroGen will solely own all rights, title, and interest in and to any Product Marks adopted for use with the Licensed Products in the Territory, and will be responsible for the registration, filing, maintenance, and enforcement thereof at its own cost and expense.

9.7

CREATE Act. Notwithstanding anything to the contrary in this Article 9 (Intellectual Property), neither Party will have the right to make an election under the CREATE Act when exercising its rights under this Article 9 (Intellectual Property) without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act. Notwithstanding the foregoing, HFB’s consent under this Section 9.7 (CREATE Act) will not be required in connection with an obviousness-type double patenting rejection in any patent application filed by FibroGen or its Affiliate claiming a Licensed Compound, Licensed Product, or uses thereof. In the event of an obviousness-type double patenting rejection in any patent application filed by FibroGen or its Affiliate claiming a Licensed Compound or Licensed Product where such rejection is due to any Patent Right within the HFB Background Technology, HFB will discuss and consider [*] such Patent Right to FibroGen.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

9.8	Patent Right Extensions; Regulatory Exclusivity.
(a)

Patent Right Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, then FibroGen will have the sole right to file for patent term extension or supplemental protection certificates or their equivalents and to determine which issued patent to extend. HFB and any of its Affiliates will reasonably cooperate with FibroGen so as to enable FibroGen to exercise its rights under this Section 9.8(a) (Patent Right Term Extension). Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review any filings, and requiring inventors, subcontractors, employees, consultants, and agents of HFB or any of its Affiliates to execute all documents, as reasonable and appropriate so as to enable FibroGen to exercise its rights under this Section 9.8(a) (Patent Right Term Extension).

(b)

Regulatory Exclusivity. With respect to Regulatory Exclusivity periods (such as orphan drug exclusivity and any available pediatric extensions), FibroGen will have the sole right to seek and maintain all such Regulatory Exclusivity periods that may be available for the Licensed Products in the Field in the Territory.

Article 10
REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1

Mutual Representations, Warranties, and Covenants. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants, as applicable, as a material inducement for such other Party’s entry into this Agreement, as follows:

(a)

Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)

Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)

No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)

Consents. All consents, approvals, and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(e)

Bankruptcy; Insolvency. It and its Affiliates are not subject to any action or petition, pending or otherwise, for bankruptcy or insolvency in any state, country, or other jurisdiction, and it is not aware of any facts or circumstances that could result in such Party or any of its Affiliates becoming or being declared insolvent, bankrupt, or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business.

(f)

No Debarment. Neither it nor any of its employees nor to its knowledge, any of the agents performing hereunder, has ever been, is currently, or is the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity, or Excluded Individual or a Convicted Entity or Convicted Individual. For purposes of this Agreement, the following definitions will apply:

(i)

A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application.

(ii)

A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or Affiliate of a Debarred Entity.

(iii)

An “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(iv)

A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.–.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

10.2

Representations and Warranties by HFB. HFB further represents and warrants to FibroGen (I) with respect to the Gal-9 Licensed Program, [*], except as set forth in Schedule 10.2 and (II) on an Option Program-by-Option Program basis, [*] in accordance with Section 2.9(c) (Option Notice) (the “Option Notice Delivery Date”), except as set forth in the disclosure letter delivered to FibroGen [*] (the “Disclosure Letter”), as follows:

(a)

No Conflicts. Neither HFB nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest or claim in or to, any Licensed Technology or Option Technology to any Third Party that would conflict with the licenses and other rights granted to FibroGen under this Agreement. The Licensed Technology constitutes all intellectual property rights Controlled by HFB and any of its Affiliates that are necessary or reasonably useful for the Exploitation of the Licensed Compounds in the Field in the Territory. All Existing Patent Rights are exclusively owned or exclusively licensed by HFB or any of its Affiliates, and are free and clear of any (i)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

liens, charges, security interests, and encumbrances or licenses and (ii) claims or covenants, in each case that would conflict with or limit the scope of any of the rights or licenses granted to FibroGen hereunder, or would give rise to any Third Party claims for payment against FibroGen or any of its Affiliates. HFB is entitled to grant the license granted to FibroGen under Section 2.1 (License to FibroGen), and HFB has taken all appropriate measures under all applicable laws to grant such licenses.

(b)

No Notice of Infringement or Misappropriation. (i) Neither HFB nor any of its Affiliates have received or is aware of any written notice from any Third Party asserting or alleging that any Exploitation of any Licensed Technology, any Licensed Compound, any Option Technology, or any Option Compound has infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of any Third Party, and (ii) no claim is pending, and HFB and any of its Affiliates and, to HFB’s knowledge, any Third Party collaborator, has not received from a Third Party notice of a claim or threatened claim to the effect that any granted Patent Right rights within the Licensed Technology licensed to FibroGen under this Agreement, or the Option Technology, is invalid or unenforceable. To HFB’s knowledge, the Exploitation of the Licensed Compound, and Option Compound as contemplated hereunder will not infringe, misappropriate, or otherwise violate the intellectual property rights of any Third Party. Additionally, to HFB’s knowledge, there is no unauthorized use, infringement or misappropriation of any Licensed Technology or Option Technology by any Third Party as of the Effective Date.

(c)

No Misappropriation. To HFB’s knowledge, no employee, consultant, agent or independent contractor of HFB, any of its Affiliates, or Third Party, has misappropriated any Licensed Technology or Option Technology.

(d)

Licensed Technology. All Existing Patent Rights are listed on Schedule 1.89 (Existing Patent Rights). All Existing Patent Rights have been and are being diligently prosecuted in the respective patent offices in the Territory in accordance with applicable law, have been and are being filed and maintained properly, and all applicable fees have been paid on or before the due date for payment, and the Existing Patent Rights that have issued are subsisting and not invalid or unenforceable, in whole or in part. The Existing Patent Rights represent all Patent Rights Controlled by HFB and any of its Affiliates that are necessary or reasonably useful for the Exploitation of the Licensed Compounds in the Territory.

(e)

Option Programs. (i) HFB has the right to use all Option Technology to Exploit the Option Compounds in the Territory as contemplated under this Agreement; and (ii) the Development, Commercialization, or other Exploitation of the Option Compounds as contemplated herein will not conflict with any other license or agreement to which HFB or any of its Affiliates is a party.

(f)

Option Technology. (i) Schedule 10.2(f) (Option Patent Rights) sets forth a complete and accurate list of all Patent Rights existing as of [*] that are Controlled by HFB or any of its Affiliates that are necessary or reasonably useful to Develop, Manufacture, Commercialize, or otherwise Exploit any Option Compound in the Territory (the “Option Patent Rights”) and (ii) HFB does not own or hold rights to any Patent Rights that would otherwise fall within the foregoing clause (i) but for the fact that it does not Control such Patent Rights, HFB exclusively owns or exclusively licenses all rights, title, and interests in and to all Option Patent Rights.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(g)

Licensed Compound. HFB has disclosed to FibroGen all compounds that HFB or any of its Affiliates owns or in-licenses that are the subject of the Gal-9 Licensed Program or each Option Program, as applicable.

(h)

HFB Assignment. For the Existing Patent Rights that are owned by HFB or its Affiliates, all employees, consultants, contractors, and other Persons who have contributed to the development, creation, conception or invention of any of the Existing Patent Rights have executed a written agreement assigning to HFB or any of its Affiliates all rights to such developments, creations, conceptions or inventions, or Existing Patent Rights, and neither HFB nor any of its Affiliates has received any written communication challenging HFB’s ownership or right to the Existing Patent Rights.

(i)

All Material Information Furnished. HFB has furnished or made available to FibroGen or its agents or representatives (i) all [*] requested by FibroGen, (ii) all material safety and efficacy data, (iii) all material regulatory filings and other correspondence with Regulatory Authorities, and (iv) [*], in each case ((i) through (iv)), concerning the Licensed Compounds, the Option Compounds, the Licensed Technology and the Option Technology. All such material information and data, regulatory filings and other correspondence with Regulatory Authorities is [*].

(j)	Conduct of Research and Development. HFB and its Affiliates have conducted all Development of Licensed Compound and Option Compound in accordance with all Applicable Law.
(k)

Upstream License. The Upstream License represents a complete and accurate list of all written agreements pursuant to which any Third Party (other than pursuant to Section 10.2(h) (Representations and Warranties by HFB)) has a license, covenant not to sue, option or other similar right that would be necessary or reasonably useful with respect to the Exploitation of any Licensed Compound, but not including [*]. The Upstream License remains in full force and effect. HFB is in compliance with all material terms of the Upstream License, and no circumstances exist which could reasonably be expected to result in a breach or default of any Upstream License. All consents or approvals required under the Upstream License in order for HFB to grant the rights granted to FibroGen under this Agreement have been obtained. Subject to and except as set forth in the Standby Letter, this Agreement is consistent in all material respects with the terms and condition, and meets all material requirements of, the Upstream License. HFB has provided FibroGen with a complete and correct copy of the Upstream License. HFB has not waived any of its material rights under the Upstream License, and, to its knowledge, no such material rights have lapsed or otherwise expired or been terminated.

(l)

Government Funding. (i) To HFB’s knowledge, no Licensed Technology that is licensed to HFB under the Upstream License is subject to any funding agreement with any government or governmental agency, and (ii) no Licensed Technology owned by HFB or any of its Affiliates is subject to any funding agreement with any government or governmental agency.

(m)

Downstream Licenses. Neither HFB nor any of its Affiliates have granted to any Third Party a license, covenant not to sue, option, or other right with respect to any Licensed Compound, or Option Compound in the Territory.

(n)	Consents. Without limitation to Section 10.1(d) (Consents), each Party and its Affiliates have obtained all consents, approvals, and authorizations from all governmental authorities

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

required to be obtained by such Party or its Affiliates in connection with this Agreement and, as between the Parties, the Party responsible for obtaining any such consent, approval or authorization will be [*] to any governmental authority for the failure by such Party or its Affiliates to obtain any such consent, approval or authorization.

10.3	HFB Covenants.
(a)

No Conflicting Grants. Following the Effective Date, HFB will not, and will cause its Affiliates not to, enter into any agreement with any Affiliate or Third Party that materially conflicts with or contradicts the terms and conditions set forth in this Agreement, including any agreement that would limit the grant of licenses or rights hereunder to the Licensed Technology or Option Technology.

(b)

Upstream License. During the Term, HFB shall fulfill its obligations under the Upstream License and will not, [*]. HFB will provide FibroGen promptly with notice of the occurrence of any breach, amendment or termination (or HFB’s receipt of notice of an allegation of any such breach or termination, and a copy thereof) of the Upstream License, and if HFB fails to cure such breach in a timely manner, will permit FibroGen to cure such breach on HFB’s behalf. HFB shall furnish FibroGen with copies of all notices and correspondence that HFB receives in connection with the Upstream License related to FibroGen’s rights or obligations under this Agreement or that could reasonably be expected to adversely affect FibroGen’s right or obligations under this Agreement, [*].

(c)

Control of Licensed Technology. HFB and its Affiliates will (a) maintain (i) ownership or Control of all Licensed Technology owned by HFB or its Affiliates at any time during the Term and (ii) Control of all Licensed Technology in-licensed by HFB or its Affiliates at any time during the Term, and (b) not assign, transfer, encumber, or otherwise grant any Third Party any rights with respect thereto, in the case of either (a) or (b) that would conflict with, limit the scope of, or materially adversely affect the rights granted to FibroGen under this Agreement;

(d)

Control of Option Technology. HFB and its Affiliates will (a) maintain (i) ownership or Control of all Option Technology owned by HFB or its Affiliates at any time during the Option Term for each Option Program and (ii) Control of all Option Technology in-licensed by HFB or its Affiliates at any time during the Option Term for each Option Program, and (b) not assign, transfer, encumber, or otherwise grant any Third Party any rights with respect thereto, in the case of either (a) or (b), that would conflict with, limit the scope of, or materially adversely affect the rights granted to FibroGen under this Agreement.

(e)

Negative Events. During the Term, [*] will provide prompt written notice to [*] if [*] reasonably believes that any of the events set forth in Schedule 10.3(e) (Negative Events) have occurred or are reasonably likely to occur. Upon occurrence of any of the events set forth in Schedule 10.3(e) (Negative Events), (i) the Parties will cooperate and exercise their commercially reasonable efforts to agree on and carry out remediation plans with respect to such events and (ii) except to the extent required by applicable law, [*] will not take any action that conflicts with, limits the scope of, or materially adversely affects or diminishes the rights [*] under this Agreement. This Section 10.3(e) (Negative Events) is without limitation to any other remedy available [*] under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

10.4	Mutual Covenants.
(a)

Compliance with Applicable Law. Each Party will comply, and will ensure that its Affiliates, Sublicensees, and subcontractors will comply, with the applicable law, including as applicable GLP, GCP, and cGMP and any applicable anti‑corruption or anti‑bribery laws or regulations of any governmental authority with jurisdiction over the activities performed by or on behalf of such Party or its Affiliates, Sublicensees, and subcontractors in each case, in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party nor its Affiliates, Sublicensees, and subcontractors will knowingly engage any agent to perform activities under this Agreement that has ever been, is currently, or is the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual, or a Convicted Entity or Convicted Individual.

(b)

Assignment of Inventions. Each Party will ensure, and will ensure that its Affiliates, Sublicensees, and subcontractors ensure that, any and all Persons involved in or performing any activities under this agreement by or on behalf of such Party have an obligation to assign such Persons’ rights, title, and interests in and to any Know-How and Patent Rights to such Party prior to any such person performing such activities. As between the Parties, each Party, Sublicensees, and subcontractors will be solely responsible for the payment of, and such will pay, any rewards, remuneration, or other amounts payable with respect to inventions and technical achievements required by applicable law to be paid to its and its Affiliates’, Sublicensees’, and subcontractors’ employees, consultants, contractors, or other Persons for the development or invention of any Know-How or Patent Rights; and

(c)

Debarment. In the performance of activities under this Agreement, each Party will not knowingly employ or use any Person that: (i) has ever been debarred or is subject to debarment or convicted of a crime for which an entity or person could be a Debarred Entity or Debarred Individual; or (ii) has ever been under indictment for a crime for which a person or entity could be so debarred. Each Party will inform the other Party in writing immediately if it or any Person that is performing activities under this Agreement is debarred or is subject to debarment or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or threatened, relating to the debarment or conviction of such Party or any Person or entity used in any capacity by such Party or any of its Affiliates, Sublicensees, and subcontractors with respect to this Agreement or the performance of its other obligations or exercise of its rights under this Agreement.

(d)

Consents. In the event that either Party determines that HFB would have been, [*] in breach of Section 10.2(n), but for the [*], such Party will notify the other in writing and provide all relevant information with respect thereto. The Parties will thereafter work together promptly in good faith, [*] to take all steps necessary in order to remedy such breach (including, if required, obtaining all consents, approvals and authorizations from all government authorities and paying any amounts required by applicable law to be paid to any governmental authority for the failure by such Party or its Affiliates to obtain any such consent, approval or authorization).

10.5

NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS Article 10 (REPRESENTATIONS, WARRANTIES AND COVENANTS), NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. all materials are provided “as-is.” EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 11
INDEMNIFICATION

11.1

Indemnification by HFB. Subject to the remainder of this Article 11 (Indemnification), HFB will defend, indemnify, and hold FibroGen, its Affiliates, and its and their respective officers, directors, employees, and agents (the “FibroGen Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees, expenses, or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such FibroGen Indemnitees, all to the extent resulting from claims, suits, proceedings, or causes of action brought by or on behalf of such Third Party against such FibroGen Indemnitees that arise from or relate to: (a) the [*] of any Licensed Compound, Licensed Product, Option Compound, or Option Product by or on behalf of HFB or any of its Affiliates [*] with respect to such Licensed Compound, Licensed Product, Option Compound, or Option Product, (b) any activities performed by or on behalf of HFB or any of its Affiliates under this Agreement; (c) a breach of any of HFB’s representations, warranties, or Development or other obligations under this Agreement; (d) the willful misconduct or grossly negligent acts of HFB or any of its Affiliates; (e) violation of applicable law by any HFB Indemnitee; or (f) any claim or demand from any employee, consultant, contractor of HFB or its Affiliate or other Person who is an inventor of any Licensed Know-How or Licensed Patent Right with respect to the ownership thereof; excluding, in each case ((a), (b), (c), (d), (e) and (f)), any damages or other amounts for which FibroGen has an obligation to indemnify any HFB Indemnitee pursuant to Section 11.2 (Indemnification by FibroGen).

11.2

Indemnification by FibroGen. Subject to the remainder of this Article 11 (Indemnification), FibroGen will defend, indemnify, and hold HFB, its Affiliates, and each of their respective officers, directors, employees, and agents (the “HFB Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such HFB Indemnitees, all to the extent resulting from any claims, suits, proceedings, or causes of action brought by such Third Party against such HFB Indemnitees that arise from or relate to: (a) the Exploitation of Licensed Compound or Licensed Products by FibroGen or any of its Affiliates or Sublicensees in the Territory [*]; (b) a breach of any of FibroGen’s representations, warranties, or obligations under this Agreement; (c) the willful misconduct or grossly negligent acts of FibroGen or any of its Affiliates; (d) violation of applicable law by any FibroGen Indemnitee or (e) any claim or demand from any employee,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

consultant, contractor of FGEN or its Affiliate or Sublicensee who is an inventor of any Patent Right with respect to the ownership thereof; excluding, in each case ((a), (b), (c), (d), and (e)), any damages or other amounts for which HFB has an obligation to indemnify any FibroGen Indemnitee pursuant to Section 11.1 (Indemnification by HFB).

11.3

Indemnification Procedures. The Party claiming indemnity under this Article 11 (Indemnification) (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 11.1 (Indemnification by HFB) or Section 11.2 (Indemnification by FibroGen), as applicable, will be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in actual prejudice to the Indemnifying Party; provided, however, that the failure by an Indemnified Party to give such notice or otherwise meet its obligations under this Section 11.3 (Indemnification Procedures) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement. At its option, the Indemnifying Party may assume the defense and have exclusive control, at its own expense, of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within thirty (30) days after receipt of the notice of the Claim. The assumption of defense of the Claim will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor will it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party will have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party will not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. The Indemnified Party will not settle any such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 11 (Indemnification) to obtain indemnification from the Indemnifying Party.

11.4

Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY CLAIMS ARISING HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 (INDEMNIFICATION BY HFB) OR SECTION 11.2 (INDEMNIFICATION BY FIBROGEN), (B) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL MISCONDUCT, OR (C) DAMAGES AVAILABLE TO A PARTY FOR A BREACH BY THE OTHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS UNDER Article 12 (CONFIDENTIALITY), MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR THE OTHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.8 (EXCLUSIVITY).

11.5

Insurance. Each Party will maintain during the Term and [*] of any Licensed Product for which it is responsible hereunder, and at its cost, reasonable insurance with a reputable solvent insurer against liability and other risks associated with its activities contemplated by this Agreement in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement; provided, however, that at a minimum, each Party will maintain, in force beginning at least [*] prior to enrollment of the first subject in a Clinical Trial, product liability insurance policy providing coverage of at least [*]. Each Party will furnish to the other Party evidence of such insurance upon request. Notwithstanding the foregoing, such obligation may be satisfied by a program of self-insurance.

Article 12
CONFIDENTIALITY

12.1

Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, during the Term and for [*] thereafter, the Parties agree that the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information and materials furnished to it by or on behalf of the other Party or any of its Affiliates or generated pursuant to this Agreement (collectively, “Confidential Information”). For any Confidential Information that constitutes a trade secret of either Party, the foregoing non-disclosure obligations will continue for as long as such Confidential Information remains a trade secret. Confidential Information of a Party or any of its Affiliates will include all information and materials disclosed by such Party or any of its Affiliates or their respective designees that (a) is marked as “Confidential,” “Proprietary,” or with similar designation at the time of disclosure or (b) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Know-How disclosed orally will not be required to be identified as such to be considered Confidential Information. The terms of this Agreement and all Licensed Know-How will be deemed to be the Confidential Information of both Parties. All reports delivered by FibroGen to HFB hereunder will be the Confidential Information of FibroGen. On an Option Program-by-Option Program basis, all information and data regarding Option Compounds or Option Products with respect to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

an Option Program whether generated before or after the Effective Date, including pursuant to activities contemplated by this Agreement, will be considered Confidential Information of both Parties, with both Parties deemed to be the receiving Party of such Confidential Information during the applicable Option Term, and the exceptions set forth in clauses (a), (d) and (e) below will not apply to such information and data during the Option Term. For the avoidance of doubt, Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information (a) was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement, (d) was independently developed by the receiving Party as demonstrated by written documentation prepared contemporaneously with such independent development, or (e) was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation not to disclose such information to others.

12.2	Authorized Disclosure.
(a)

Permitted Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) under appropriate confidentiality provisions substantially as protective or equivalent to those in this Agreement (but of shorter duration of no less than five (5) years from termination or expiration of the Agreement; provided, that in the case of the Third Parties described in the following clause (C), such terms of confidentiality need extend for no more than two years from the date of disclosure): (A) in connection with the performance of its obligations or as necessary or reasonably useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder, (B) to the extent such disclosure is reasonably necessary or reasonably useful in conducting Clinical Trials under this Agreement, or (C) to actual or bona fide potential (sub)licensees, acquirers or assignees, collaborators, investment bankers, investors or lenders (including in connection with any royalty factoring transaction), or; (ii) to the extent such disclosure is to a governmental authority as reasonably necessary in filing or prosecuting Patent Right, copyright, and trademark applications in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement (including any disclosure to any securities exchange), obtaining Regulatory Approval or fulfilling post‑approval regulatory obligations for the Licensed Compound or Licensed Products, or otherwise required by applicable law; provided, however, that if a Party is required by applicable law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information then it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency),

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and will only disclose that Confidential Information that is required to be disclosed; (iii) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement, or (iv) to the extent agreed to by the Parties.

(b)

SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement to the extent required to comply with applicable law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory; provided, that such Party will provide the other Party a reasonable opportunity to review such disclosure and reasonably consider the other Party’s comments regarding confidential treatment sought for such disclosure, including redaction of financial terms and milestone events. The Parties will use Commercially Reasonable Efforts to conform their respective disclosures made pursuant to this Section 12.2(b) (SEC Filings and Other Disclosures) to the extent allowed under applicable law and the rules of any applicable securities exchange.

(c)

Press Release. The Parties shall issue the mutually agreed press release set forth on Schedule 12.2(c) hereto (Initial Press Release) on a mutually agreed upon date following the Effective Date. Other than public disclosure permitted by Section 12.2(a) (Permitted Disclosures), Section 12.2(b) (Disclosure to SEC), this Section 12.2(c) (Press Release), and disclosures required by applicable law, the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information that is not already in the public domain, must first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed). After a disclosure or other public announcement has been reviewed and approved by both Parties under this Section 12.2 (Authorized Disclosure), either Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval, so long as the information in such disclosure or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.

12.3

Prior Agreement. This Agreement supersedes the Existing Nondisclosure Agreement. All confidential information exchanged between the Parties under the Existing Nondisclosure Agreement will be deemed Confidential Information of the disclosing Party and will be subject to the terms of this Agreement.

12.4

Residual Knowledge. Notwithstanding any provision to the contrary set forth in this Agreement, use or disclosure by an authorized representative of a receiving Party of Confidential Information that is knowledge, technique, experience, or Know-How retained in the unaided memory of such authorized representative of the receiving Party that had authorized access to such Confidential Information (“Residual Knowledge”) will not violate the confidentiality, non-use and non-disclosure obligations set forth in this Agreement, provided that such authorized representative did not intentionally memorize such Confidential Information for use outside of this Agreement. Any use made by the receiving Party of any such Residual Knowledge is on an “as is, where is” basis, with all

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

faults and all representations and warranties disclaimed and at its sole risk.
12.5

Publications. FibroGen will be the exclusive owner of any publication rights with respect to the Licensed Compounds and Licensed Products in the Territory, and will have the sole and exclusive right to publish on such Licensed Compounds and Licensed Products in the Territory without the prior consent of HFB, provided that no such publication may include the Confidential Information of HFB. Prior to [*] with respect to an Option Program, neither Party will make any academic, scientific or medical publication or academic, scientific or medical public presentation related to such Option Program, any Option Compound or Option Product with respect to such Option Program or any activities conducted pursuant to this Agreement with respect to such Option Program, in each case, without the JSC’s prior written consent.

Article 13
TERM AND TERMINATION

13.1

Term. This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article 13 (Term and Termination), will expire on a Licensed Product-by-Licensed Product and country-by-country basis at the end of the applicable Royalty Term (the “Term”). Following the end of the Term for the Licensed Products and in such country by expiration (but not termination), the license granted to FibroGen under Section 2.1 (License to FibroGen) will become perpetual, irrevocable, fully paid-up, and royalty-free.

13.2

Termination by FibroGen. FibroGen will have the right for any or no reason to terminate this Agreement in its entirety or on a Licensed Program-by-Licensed Program basis (“Terminated Licensed Program”), which for the avoidance of doubt, terminates FibroGen’s license and rights for any Licensed Products Directed to the applicable Exclusive Target, upon [*] prior written notice to HFB (“Termination for Convenience Notice Period”). Effective upon receipt by HFB of such written notice to terminate from FibroGen and upon written notice to FibroGen, HFB may elect in their sole discretion to have such termination be effective on a Licensed Program-by-Licensed Program basis at any time during the Termination for Convenience Notice Period.

13.3	Termination for Cause.
(a)

By FibroGen. In the event of a material breach of this Agreement by HFB, which material breach remains uncured for [*] measured from the date of written notice of such material breach by FibroGen that identifies the material breach and the actions or conduct that FibroGen considers would be an acceptable cure of such material breach, FibroGen may terminate this Agreement in whole or with respect to those Licensed Programs (and all Licensed Products that include such Licensed Compound) to which such material breach relates at any time during the Term of this Agreement by written notice of termination to HFB.

(b)

By HFB. In the event of a material breach of this Agreement by FibroGen, which material breach remains uncured for [*] measured from the date of written notice of such material breach by HFB that identifies the material breach and the actions or conduct that it considers would be an acceptable cure of such material breach, HFB may terminate this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Agreement in part with respect to those Licensed Programs (and all Licensed Products that include such Licensed Compound) to which such material breach relates or the Agreement as a whole at any time during the Term of this Agreement by written notice of termination to FibroGen.

(c)

Disputes Regarding Material Breach. In case the Party (the “Defaulting Party”) alleged by the other Party (the “Non-Defaulting Party”) to have committed a material breach under Section 13.3(a) (By FibroGen) or Section 13.3(b) (By HFB) disputes occurrence of such material breach, then the issue of whether the Non-Defaulting Party may properly terminate this Agreement on expiration of the applicable cure period will be resolved in accordance with Article 14 (Dispute Resolution). If as a result of such dispute resolution process, it is determined that the Defaulting Party committed a material breach of this Agreement by a final written determination of the arbitrators, then such termination will be effective as of such final determination. If the Parties in good faith dispute whether a material breach has been cured prior to the final written determination of the arbitrators, then such dispute will also be determined in such arbitration in accordance with Article 15 (Dispute Resolution). This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the cure periods set forth in Section 13.3(a) (By FibroGen) or Section 13.3(b) (By HFB), as applicable, will be [*], such proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damage. If as a result of such dispute resolution proceeding it is determined that the Defaulting Party did not commit such material breach (or such material breach was cured in accordance with this Section 13.3 (Termination for Cause)), then no termination will be effective, and this Agreement will continue in full force and effect.

13.4	Termination for Bankruptcy.
(a)	Bankruptcy. Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party upon a Bankruptcy Event of the other Party.
(b)

Bankruptcy Laws. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), or similar laws of any applicable state, the U.S., or foreign jurisdiction (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws and are to include trademarks and trade names. In the event the Bankruptcy Laws in a jurisdiction outside the US do not have provisions similar to those in Section 365(n) of the Bankruptcy Code, the Parties acknowledge and agree that it is the intention of the Parties to incorporate such rights and remedies herein and the non-bankrupt Party may elect for this Agreement to be treated in accordance with Section 365(n) of the Bankruptcy Code in such jurisdiction.

(c)	If a Bankruptcy Event occurs with respect to a Party during the Term under any Bankruptcy Laws:
(i)

unless and until this Agreement is rejected as provided pursuant to such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee under the Bankruptcy Code or other applicable Bankruptcy Laws) shall perform all of the obligations in this Agreement intended to be performed by such Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(ii)

if this Agreement is rejected as provided for under the Bankruptcy Laws, and the non-bankrupt Party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the Party subject to such Bankruptcy Event (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee under the Bankruptcy Code or other applicable Bankruptcy Laws), shall provide to the non-bankrupt Party copies (or complete access to, as appropriate) of all Patent Rights and other information necessary for the non-bankrupt Party to prosecute, maintain and enjoy its rights under the terms of this Agreement. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in a Bankruptcy Event of the Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 13.4 (Termination for Bankruptcy) are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy. The Parties acknowledge and agree that the payments made under Section 8.4 (Royalties) shall (A) constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or any analogous provisions under other Bankruptcy Laws, and (B) relate to licenses of Intellectual Property. In the event that this Agreement is rejected or deemed rejected under the Bankruptcy Laws, the Party subject to such Bankruptcy Event (or its Representative, assignee or trustee in such case or proceeding) shall provide written notice thereof to the other Party. The Parties waive all rights to object to the application of Section 365(n) of the Bankruptcy Code or similar provisions under Bankruptcy Laws.

13.5

Termination for Patent Challenge. If FibroGen, its Affiliates or Sublicensees directly or indirectly and voluntarily commences or participates in any Patent Challenge, HFB shall have the right to give a written “Patent Challenge Notice” to FibroGen. Within [*] following FibroGen’s receipt of the Patent Challenge Notice, and, unless FibroGen or its applicable Affiliate or Sublicensee withdraws or causes to be withdrawn all such Patent Challenges within such [*] following receipt of the Patent Challenge Notice, at HFB’s sole discretion, HFB may convert the licenses granted pursuant to Section 2.1 (Licenses to FibroGen) with respect to such Licensed Program to non-exclusive licenses and terminate FibroGen’s obligations under Section 2.8 (Exclusivity) with respect to such Licensed Program, or terminate this Agreement with respect to such Licensed Program, if permitted by applicable law.

13.6

Effects of Termination. Upon termination of this Agreement with respect to a Licensed Product or, with respect to a Licensed Program, all Licensed Compounds and Licensed Products that are the subject of such Licensed Program (each a “Terminated Licensed Product”) shall terminate, and (in addition to any other rights and obligations under this Article 13 (Term and Termination)):

(a)

Licenses and Options. As of the effective date of termination of this Agreement with respect to a Terminated Licensed Program, all licenses and all other rights granted by HFB to FibroGen under Section 2.1 (License to FibroGen) with respect to such Terminated Licensed Program will terminate. In the event of termination of an Option Program, all

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

outstanding License Options granted by HFB to FibroGen under Section 2.9(a) (Grant of Options) for such Option Program will terminate and, if this Agreement is terminated in the entirety, all outstanding License Options shall terminate pursuant to Section 2.9(f) (Termination of Option).

(b)	Reversion Rights. At HFB’s written request, FibroGen hereby agrees to [*] which FibroGen will and hereby does as of the effective date of termination:
(i)

grant HFB, with respect to each Terminated Licensed Product, a non-exclusive, royalty-bearing, worldwide license (with the right to sublicense in multiple tiers) to all FibroGen Arising Technology (with reasonable and customary comment and step-in rights for HFB), and FibroGen’s rights in the Joint Arising Technology, [*] for the Exploitation of such Terminated Licensed Product and, if not terminated by HFB for FibroGen’s material breach in accordance with Section 13.3(b) (By HFB), [*];

(ii)	effect a technology transfer to facilitate HFB’s practice of such license;
(iii)	[*]
(iv)	[*]

[*]

In addition, if HFB reasonably believes that HFB requires a non-exclusive license under FibroGen Background Technology in order to Exploit such Terminated Licensed Product and provides a written request to FibroGen, FibroGen shall (to the extent it is permitted to do so) negotiate in good faith with HFB for commercially reasonable terms under which FibroGen will grant to HFB such license.

(c)	Ongoing Clinical Trials.
(i)

Transfer to HFB. If, as of the effective date of termination of this Agreement with respect to a Licensed Product, FibroGen or its Affiliates are conducting any Clinical Trials for such Licensed Product, then, at HFB’s election on a Clinical Trial-by-Clinical Trial basis, FibroGen will either (A) reasonably cooperate, and ensure that its Affiliates reasonably cooperate, with HFB to transfer the conduct of such Clinical Trial (including any data, trial master files and clinical and safety databases) to HFB or its designees, or (B) subject to FibroGen’s approval, continue to conduct such Clinical Trial, at HFB’s cost (unless this Agreement is terminated by HFB pursuant to Section 13.3 (Termination for Cause) [*] for the conduct of such transferred Clinical Trial for such Licensed Products after the transfer date.

(ii)

Wind-Down. If HFB does not elect to assume control of any such Clinical Trials for any Licensed Product, then FibroGen will, in accordance with accepted pharmaceutical industry norms and ethical practices, wind-down the conduct of any such Clinical Trial in an orderly manner. FibroGen will be responsible for any costs and expenses associated with such wind-down (unless this Agreement is terminated by FibroGen pursuant to Section 13.3 (Termination for Cause), in which case HFB will bear all such costs and expenses).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(d)

Return of Confidential Information. As of the effective date of termination of this Agreement with respect to each Licensed Program, each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information relating to such Terminated Licensed Program and the Exclusive Target to which such Terminated Licensed Program was Directed To provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one copy of intangible Confidential Information of such other Party for legal purposes. Notwithstanding any provision to the contrary set forth in this Agreement, the receiving Party of any Confidential Information will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(e)

Other Remedies. Termination or expiration of this Agreement for any reason will not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

13.7

Survival. Termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued prior to the effective date of termination or expiration of this Agreement. Notwithstanding any provision to the contrary, the following provisions will survive and apply after expiration or termination of this Agreement in its entirety: Article 1 (Definitions), Section 4.6 (Development Records), Section 8.4 (Royalties) (but only with respect to Net Sales made during the Term), Section 8.7 (Books and Records; Audit Rights) (but only with respect to payment obligations accruing during the Term and only for a period of three years after expiration or termination), Section 8.9 (Late Payments) (but only with respect to payment obligations accruing during the Term), Section 9.1 (Background Technology), Section 9.2 (Ownership), Section 10.5 (No Other Representations or Warranties), Article 11 (Indemnification), Article 12 (Confidentiality), Section 13.1 (Term), Section 13.6 (Effects of Termination), Section 13.6(e) (Other Remedies), this Section 13.7 (Survival), Article 14 (Dispute Resolution), and Article 15 (Miscellaneous). In addition, the other applicable provisions of Article 8 (Financials) will survive such expiration or termination of this Agreement in its entirety to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration. For any surviving provisions requiring action or decision by the JSC or an Executive Officer, each Party will appoint representatives to act as its JSC members or Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing will terminate upon the effective date of expiration or termination of this Agreement and be of no further force and effect.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 14
DISPUTE RESOLUTION

14.1	Dispute Resolution.
(a)

In the event of any dispute between the Parties under this Agreement, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within fifteen (15) Business Days, either Party may refer the matter to the Executive Officers of the Parties for attempted resolution, whereupon the Executive Officers will confer and attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following such referral.

(b)

If the Executive Officers do not resolve such dispute within such thirty (30) day period, either Party may at any time thereafter proceed within thirty (30) days thereafter to binding arbitration in accordance with this Section 14.1 (Dispute Resolution). If a Party so proceeds, it shall submit such dispute to arbitration with [*] (the “Arbitration Forum”), and notify the other Party, in writing, of such dispute. Prior to the arbitrators being selected, each Party may seek from any court having jurisdiction a temporary injective or provisions relief necessary to protect the rights of the Party. The right and obligation to arbitrate under this Section 14.1(b) (Dispute Resolution) shall extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties or their respective Affiliates. Within thirty (30) days after receipt of such notice, the Parties will each designate in writing an arbitrator to resolve the dispute. Both of the designated arbitrators will elect a third arbitrator; provided, however, that if the designated arbitrators cannot agree on a third arbitrator within twenty (20) days after both arbitrators have been designated, the third arbitrator will be selected by the Arbitration Forum. Each arbitrator will be an individual with biotechnology and/or pharmaceutical industry legal experience, and will not be and will never have been an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(c)

Within thirty (30) days after the designation of the arbitrators, the arbitrators and the Parties will meet, at which time the Parties will be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue. The Parties will have the right to be represented by counsel. Except as provided herein, the arbitration will be governed by the [*] Arbitration Rules. The arbitration proceedings will be conducted in English.

(d)

The arbitrators will use their best efforts to rule on each disputed issue within thirty (30) days after the completion of any hearings associated with the arbitration. Either party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators may enter early or summary disposition of some or all issues, after the Parties have made reasonable submissions on those issues. The determination of the arbitrators as to the resolution of any dispute will be binding and conclusive upon all Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties and their respective Affiliates. The arbitrators will issue a written award that contains a reasoned opinion setting forth the findings of fact and conclusions upon which the award is based, including the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

calculation of any damages awarded. A judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
(e)

The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrators and (iii) costs and expenses of the arbitration will be allocated among the Parties as determined by the arbitrators, who shall have discretion to make this determination equitably, taking into account (A) which party prevailed, in the view of the arbitrators, (B) whether any party caused unnecessary delay, burden or expense, and (C) the reasonability of the attorneys’ fees, costs, and expenses requested.

(f)	Any arbitration pursuant to this Section 14.1 (Dispute Resolution) will be conducted in [*].
(g)

The Parties intend that each award by an arbitrators in an arbitration pursuant to this Section 14.1 (Dispute Resolution) will be rendered in accordance with the United Nations Convention on the Recognition and Enforcement of Arbitral Awards and will be enforceable in accordance therewith.

(h)

The arbitrators will take appropriate actions to prevent, remediate, and/or sanction abusive conduct or other actions that threaten to undermine the fair, speedy and cost-effective resolution of the matter.

(i)

Except to the extent necessary to confirm an award or as may be required by law, neither Party nor an arbitrator may disclose the existence, content, or results or any arbitration without the prior written consent of both Parties.

(j)

In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period under Section 13.3 (Termination for Cause), (i) this Agreement will remain in full force and effect, (ii) the provisions of this Agreement relating to termination for material breach will not be effective, (iii) the time periods for cure under 13.3 (Termination for Cause) as to any termination notice given prior to the initiation of the proceeding will be tolled, and (iv) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the proceeding (and no effect will be given to previously issued termination notices), until the arbitrators have confirmed the existence of the facts claimed by a Non-Defaulting Party to be the basis for the asserted material breach.

14.2

Injunctive Relief. Nothing in this Article 14 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any proceeding if necessary to protect the interests of such Party or to preserve the status quo pending the proceeding. Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, upon an adequate showing of material breach, and without further proof of irreparable harm other than this acknowledgement, such Non-Defaulting Party will be entitled to seek (a) immediate equitable relief, specifically including both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For clarity, nothing in this Section 14.2 (Injunctive Relief) will otherwise limit a Defaulting Party’s opportunity to cure a material breach as permitted in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

accordance with 13.3 (Termination for Cause).

Article 15
MISCELLANEOUS

15.1

Entire Agreement; Amendment. This Agreement, including the Schedules hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof, including the Existing Nondisclosure Agreement as set forth in Section 12.3 (Prior Agreement). In the event of any inconsistency between any plan hereunder and this Agreement, the terms of this Agreement will prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2

Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have breached this Agreement for failure or delay performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, or quarantines (“Force Majeure”) and for so long as such failure or delay continues to be caused by or result from such Force Majeure event. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances. If the Force Majeure circumstance continues, then the affected Party will update such notice to the other Party [*], to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume.

15.3

Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3 (Notices), and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

international expedited delivery service, (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested, or (c) by email, if confirmed by the intended recipient. This Section 15.3 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to HFB:	HiFiBiO Therapeutics Room 303, Third Floor, St. George’s Building 2 Ice House Street, Central, Hong Kong Attention: [*] Email: [*]

With a copy to (which will not constitute notice):	HiFiBiO Therapeutics 237 Putnam Avenue Cambridge, MA, 02139 Attention: [*] Email: [*]

and:	Foley Hoag Seaport West 155 Seaport Boulevard Boston, Massachusetts 02210-2600 Attention: [*] Email: [*]

If to FibroGen:	FibroGen, Inc. 409 Illinois Street San Francisco, CA 94158

Attention: [*] Email: [*]
With a copy to (which will not constitute notice): and:	FibroGen, Inc. 409 Illinois Street San Francisco, CA 94158 Attention: [*] Email: [*] Ropes & Gray 1900 University Avenue, 6th Floor East Palo Alto, CA 94303 Attention: [*] Email: [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

15.4

No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.5

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” and (l) references to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.
15.6

Assignment. Neither this Agreement nor any interest hereunder will be assignable by either Party without the prior written consent of the other Party, provided that (and notwithstanding anything in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole to (a) to the successor in connection with a Change of Control of such Party, or (b) to a Third Party that acquires, by or otherwise in connection with a merger, sale of assets, or otherwise, all or substantially all of the business of the assigning Party related to the subject matter of this Agreement. Additionally, FibroGen may, without such consent, assign this Agreement and its rights and obligations hereunder in whole to any Affiliate of FibroGen. Each Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 15.6 (Assignment). This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 (Assignment) will be null, void and of no legal effect.

15.7

Change of Control. Each Party will notify the other Party in writing promptly (and in any event within [*] following the execution of a definitive agreement by the Party, its Affiliates or its equity holders that results in a Change of Control of the Party. Notwithstanding anything to the contrary in this Agreement, if during the Term HFB undergoes a Change of Control with a Third Party, and at such time such Third Party is [*] or is engaged in activities that would otherwise constitute a breach of Section 2.8(a) (Exclusivity Covenant), following the effective date of such Change of Control, at FibroGen’s election, the JSC and any subcommittees shall be dissolved (to the extent then in-effect).

15.8

Performance by Affiliates. Each Party may perform any obligations and exercise any right hereunder through any of its Affiliates, provided that such Party will remain primarily responsible for the other Party hereunder. Each Party hereby guarantees the performance by any of its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.9

Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.10	Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by the arbitrators or by any court of competent jurisdiction from which no

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

appeal can be or is taken, then the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

15.11

No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.12

Independent Contractors. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.13	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
15.14	Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law provisions.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

HIFIBIO (HK) LIMITED (D.B.A. HIFIBIO THERAPEUTICS)	FIBROGEN, INC.

By:/s/ Liang Schweizer	By:/s/ Enrique Conterno
Name:Liang Schweizer, Ph. D.	Name:Enrique Conterno
Title:Chief Executive Officer	Title:Chief Executive Officer

[Signature Page to Exclusive License and Option Agreement]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 1.87

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 1.89

Licensed Patent Rights

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 1.101

Option Data Package

•	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Option Package for Replacement Program

To be determined by the parties in reasonable. [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 2.7(a)

Initial Technology Transfer

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 4.1

Development Plan

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 4.2

Work Plans

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 10.2

Disclosure Schedule

•	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 10.3(e)

Negative Events

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 12.2(c)

Initial Press Release

FibroGen and HiFiBiO Announce Transformative Partnership to
Advance Next-Generation Therapies for Patients with Cancer and Autoimmune Disease

•	FibroGen Exclusively Licenses HiFiBiO’s Galectin-9 Program, and Obtains an Exclusive Option to their CXCR5 and CCR8 Programs
•	Transformative Transaction for FibroGen’s Early-stage Pipeline
•	HiFiBiO to Receive $25 Million Upfront, and Up to a Total of $1.1B in Additional Milestone Payments Across All Three Programs, Plus Royalties

SAN FRANCISCO, CA and CAMBRIDGE, MA, June 17, 2021 (GLOBE NEWSWIRE) – FibroGen, Inc. (Nasdaq: FGEN) and HiFiBiO Therapeutics, a private, multinational clinical-stage biotherapeutics company with expertise in immune modulation and single cell science announced a partnership covering three HiFiBiO programs.

“We are very pleased to add the HiFiBiO drug candidates to our pre-clinical development pipeline,” said Enrique Conterno, Chief Executive Officer, FibroGen. “With the addition of up to three programs in the immuno-oncology and autoimmune space, we have the potential to transform our early development pipeline.”

“The FibroGen partnership represents significant validation of our Drug Intelligent Science (DIS™) approach and deep expertise in disease biology and translation science,” said Liang Schweizer, Ph.D., Chief Executive Officer, HiFiBiO. “As another successful showcase of our open innovation approach, we look forward to working closely with FibroGen, an exciting, growing biopharmaceutical company.”

Under the terms of the agreement, FibroGen will make a $25 million upfront payment to HiFiBiO, as well as payments upon option exercise. In addition, HiFiBiO may receive up to a total of an additional $1.1B in future option, clinical, regulatory, and commercial milestone payments across all three programs. HiFiBiO will also be eligible to receive royalties based upon worldwide net sales.

FibroGen exclusively licensed all products in the Galectin-9 program and will have sole right to develop them worldwide. The lead product candidate in the Galectin-9 program is expected to enter clinical development in the first quarter of 2023. FibroGen has also obtained exclusive options to license all product candidates in HiFiBiO’s CXCR5 and CCR8 programs. Each option may be independently exercised following delivery of program-specific data to be generated by HiFiBiO. If an option is exercised, FibroGen will have the sole right to develop products from that program worldwide. The lead product candidates from the CXCR5 and CCR8 programs are expected to enter clinical development by the middle of 2023.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

“We look forward to a productive partnership with HiFiBiO, a leader in the field of single-cell science for antibody discovery and translational medicine,” said Mark Eisner, M.D, M.P.H, Chief Medical Officer, FibroGen. “We are excited to bring the Galectin-9 antibody program into the FibroGen portfolio. As Galectin 9 plays a role in suppressing the anti-tumor immune response in both myeloid malignancies and solid tumors, we believe this antibody candidate from HiFiBiO can advance the treatment of cancer in combination with chemotherapy or other immuno-oncology agents. The exclusive option to access projects directed to CXCR5 and CCR8 provides additional opportunities to expand our therapeutic area focus on oncology and immunology. These are both important biological targets playing clear roles in autoimmune disease and cancer.”

About FibroGen
FibroGen, Inc. is a biopharmaceutical company committed to discovering, developing, and commercializing a pipeline of first-in-class therapeutics. The Company applies its pioneering expertise in hypoxia-inducible factor (HIF) and connective tissue growth factor (CTGF) biology to advance innovative medicines for the treatment of unmet needs. The Company is currently developing and commercializing roxadustat, an oral small molecule inhibitor of HIF prolyl hydroxylase activity, for anemia associated with chronic kidney disease (CKD). Roxadustat is also in clinical development for anemia associated with myelodysplastic syndromes (MDS) and for chemotherapy-induced anemia (CIA). Pamrevlumab, an anti-CTGF human monoclonal antibody, is in clinical development for the treatment of locally advanced unresectable pancreatic cancer (LAPC), Duchenne muscular dystrophy (DMD), and idiopathic pulmonary fibrosis (IPF). For more information, please visit www.fibrogen.com.

About HiFiBiO Therapeutics

HiFiBiO Therapeutics is transforming the field of immunotherapy by combining proprietary single-cell profiling technologies with advanced data intelligence and deep knowledge of immune system biology. This approach enables the development of novel antibody therapies that are paired with biomarkers to predict patient response. HiFiBiO Therapeutics is working actively to address unmet medical needs around the world through its own innovative pipeline programs and open-innovation partnerships with world-renowned industry and academic researchers. The company’s strong global footprint features cutting-edge laboratories on three continents, in Cambridge, Mass., Paris, Shanghai, and Hong Kong. To learn more, please visit www.hifibio.com.

Forward-Looking Statements
This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development and commercialization of the company’s product candidates, the potential safety and efficacy profile of our product candidates, our clinical programs and regulatory events, and those of our partners. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for quarter ended March 31, 2021 filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Contacts:

FibroGen, Inc.

Investors:

Michael Tung, M.D.

Corporate Strategy / Investor Relations

415.978.1434

mtung@fibrogen.com

Media:

GCI Health

FibroGenMedia@gcihealth.com

Contacts:

HiFiBiO Therapeutics

Investors:

Vincent Tse

617.395.1212

media@hifibio.com

Media:

Vincent Tse

617.395.1212

media@hifibio.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.